Execution Version

CREDIT AGREEMENT
dated as of August 17, 2021
among
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
as Holdings and a Loan Party,
IEA INTERMEDIATE HOLDCO, LLC,
as Intermediate Holdings and a Loan Party,
IEA ENERGY SERVICES LLC,
as the Borrower and a Loan Party,
THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTIES HERETO,
as the Subsidiary Guarantors and Loan Parties,
THE OTHER LOAN PARTIES FROM TIME TO TIME PARTIES HERETO,
THE VARIOUS LENDERS FROM TIME TO TIME PARTIES HERETO,
as Lenders,
and
CIBC BANK USA,
as Administrative Agent, Issuing Lender and Swing Line Lender

CIBC BANK USA,
Joint Lead Arranger,
BMO CAPITAL MARKETS CORP.,
Syndication Agent and Joint Lead Arranger,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
Documentation Agent and Joint Lead Arranger

TABLE OF CONTENTS
i

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices
SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 10.14	Post-Closing Obligations
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.11	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT A-1	Form of Swing Line Loan Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2.3)

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of August 17, 2021 (this “Agreement”) is entered into among INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., a Delaware corporation (“Holdings”), IEA INTERMEDIATE HOLDCO, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA ENERGY SERVICES LLC, a Delaware limited liability company (the “Borrower”), the SUBSIDIARY GUARANTORS from time to time that are parties hereto, the LENDERS from time to time that are parties hereto (together with their respective successors and assigns, the “Lenders” and each, a “Lender”), and CIBC BANK USA (in its individual capacity, “CIBC US”), as the administrative agent for the Lenders.
Lenders have agreed to make available to Borrower a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein, the proceeds of which will be used to finance a portion of the Related Transactions, for Permitted Acquisitions, and to provide for the ongoing general corporate purposes and working capital needs of the Borrower and the Subsidiary Guarantors as further provided herein in the aggregate principal amount of up to $150,000,000 (as such amount may be increased on the terms and conditions contained herein).
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1DEFINITIONS.
1.1Definitions. When used herein the following terms shall have the following meanings:
“Acceleration Event” means the occurrence of an Event of Default (i) in respect of which all or any portion of the Obligations have become or been declared due and payable pursuant to Section 13.2, (ii) in respect of which all or a portion of the Revolving Commitment has been suspended or terminated pursuant to Section 13.2, or (iii) arising under Section 13.1.1 as a result of a failure to pay the Revolving Outstandings in full on the Termination Date.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business unit, line of business, or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Administrative Agent” means CIBC US in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
“Affected Loan” is defined in Section 8.3.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC US.
“Agent Advances” is defined in Section 2.2.6.
“Agent Fee Letter” means the fee letter, dated as of the date hereof, between the Borrower and the Administrative Agent, as amended, restated or supplemented from time to time.
“Agent Parties” is defined in Section 15.3(c).
“Agreement” is defined in the Preamble of this Agreement.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (a) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (b) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (c) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (d) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	First Lien Net Leverage Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Less than 0.25 to 1.00	2.00%	1.00%	0.30%	2.00%
II	Greater than or equal to 0.25 to 1.00 but less than 0.75 to 1.00	2.50%	1.50%	0.35%	2.50%
III	Greater than or equal to 0.75 to 1.00 but less than 1.25 to 1.00	3.00%	2.00%	0.40%	3.00%
IV	Greater than or equal to 1.25 to 1.00	3.50%	2.50%	0.45%	3.50%
The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Loan Parties provide or are required to provide the annual and quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Loan Parties fail to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level IV above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b)  no reduction to any Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level II until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending December 31, 2021. Notwithstanding anything to the contrary, for purposes of this definition, (1) the First Lien Net Leverage Ratio shall not be less than zero (0.00 to 1.00), and (2) in the event that EBITDA for any measurement period is negative, the Applicable Margin shall be based on Level IV until the date on which the financial statements and Compliance Certificate are required to be delivered for the then following Fiscal Quarter resulting in an adjustment.
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Administrative Agent determines that (a) the First Lien Net Leverage Ratio as calculated by the Loan Parties as of any applicable date was inaccurate and (b) a proper calculation of the First Lien Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the First Lien Net Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, for the benefit of the applicable Lenders, within five (5) days of written demand by Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the First Lien Net Leverage Ratio would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower.
“Approved Fund” means any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee” is defined in Section 15.6.1.
“Assignment Agreement” is defined in Section 15.6.1.
“Attorney Costs” means, with respect to any Person, all reasonable and documented fees and charges of any outside counsel to such Person and all court costs and similar legal expenses; provided that reimbursement by any Loan Party of Attorney Costs shall be limited to (a) those Attorney Costs incurred by the Administrative Agent and (b) a single U.S. counsel for the Lenders unless such counsel determines that an irreconcilable conflict of interest exists, then one additional counsel for all affected Lenders.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Agreements” means those certain agreements entered into from time to time between (a) any Loan Party and (b) a Lender or its Affiliates (for so long as such Person is a Lender or an Affiliate of a Lender) in connection with any of the Bank Products, including without limitation, Hedging Agreements.
“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements or (e) so long as prior written notice thereof is provided by Lender (or its Affiliate) providing such service, facility or transaction and Administrative Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Loan Party by a Lender or its Affiliates.
“Base Rate” means at any time the greater of (a) the Federal Funds Rate plus 0.5%, and (b) the Prime Rate.
“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.
“Base Rate Margin” is defined in the definition of Applicable Margin.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.
“Borrower” is defined in the Preamble of this Agreement.
“BSA” is defined in Section 10.4.
“Business Day” means any day on which CIBC US is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Loan Parties, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
“Cash Collateralize” means to deliver cash collateral to an Issuing Lender, for the benefit of one or more of the Issuing Lenders or Lenders, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to such Issuing Lender and in an amount equal to 102% of the Stated Amount of outstanding Letters of Credit. Derivatives of such term have corresponding meanings.
“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year from date of acquisition, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than 270 days from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than 180 days after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Administrative Agent.
“CFC” means (i) a controlled foreign corporation within the meaning of Section 957 of the Code in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code; and (ii) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one or more entities described in clause (i) of this definition.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean, at any time (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the holders of Capital Securities of Holdings immediately following the Closing Date, beneficially own, directly or indirectly, Capital Securities of Holdings representing more than 50% of the aggregate ordinary voting power of Holding’s Capital Securities, (b) at any time, and for any reason, Holdings shall fail to own, directly or indirectly, 100% of the Capital Securities of the Borrower, (c) other than as a result of a transaction permitted under Section 11.5 hereof, at any time, and for any reason, the Borrower shall fail to own, directly or indirectly, 100% of the Capital Securities of each Subsidiary, (d) the sale of all or substantially all of the assets of Holdings, Intermediate Holdings or Borrower, or (e) the occurrence of a “change of control” (or similar term) under any of the Related Transaction Documents. For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Securities Exchange Act of 1934, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934 (excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) and (ii) the phrase “person” or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934.
“CIBC US” is defined in the Preamble of this Agreement.
“Closing Date” is defined in Section 12.1.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.
“Collateral” is defined in the Guaranty and Collateral Agreement of even date herewith executed by the Loan Parties.
“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of property owned by any Loan Party, acknowledges the Liens of Administrative Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.
“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Collateral Access Agreement, each Perfection Certificate, each Control Agreement and any other agreement or instrument pursuant to which the Borrower, any other Loan Party or any other Person grants or purports to grant collateral to Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.

“Commitment” means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.
“Common Capital Securities” means the shares of common stock, par value $0.0001 per share, of Holdings sold and issued pursuant to the applicable Transaction Documents for an aggregate purchase price of $201,250,001.
“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.
“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Consolidated Net Income” means, with respect to the Loan Parties for any period, the consolidated net income (or loss) of the Loan Parties for such period, excluding the following as calculated in accordance with GAAP: (a) any gains or losses from discontinued operations, and (b) any income or loss attributable to any non-controlling interests.
“Construction Partnership” means any Joint Venture to the extent not constituting an Investment with any other Person (other than a Loan Party) which Joint Venture is entered into and exists for the purpose of engagement in business activities related to teaming the performance of construction or construction/engineering related services delivered by any Loan Party for one or more projects.
“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including (i) any indebtedness, dividend or other obligation which may be issued or incurred at some future time and (ii) any Debt of any Joint Venture guaranteed by any Loan Party (calculated as the maximum amount of such guaranty) or with respect to which any Loan Party is contingently liable; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) induces the issuance of, or in connection with the issuance of, any Letter of Credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby. Notwithstanding any provision to the contrary, in no event shall “Contingent Liability” include any typical and customary indemnification obligations in favor of officers, directors, owners, managers, employees and agents set forth in a Loan Party’s governing documents and/or typical and customary indemnification obligations set forth in third party contracts entered into by a Loan Party in the ordinary course of business for which no claim has been made that is outstanding.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means any control agreement, each of which shall be in form and substance reasonably satisfactory to Administrative Agent, entered into among the depository institution at which any Loan Party maintains a deposit account or the securities intermediary or commodity intermediary at which any Loan Party maintains a securities account or a commodity account, such Loan Party, and Administrative Agent pursuant to which Administrative Agent obtains control (within the meaning of the UCC) for the benefit of the Lenders over such deposit account, securities account or commodity account.
“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrowers or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Cure Notice” is defined in Section 13.3.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable, accruals and equipment purchases for specific construction project Joint Ventures in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided, however the amount of such indebtedness shall be measured at the lesser of (1) the fair market value of such property securing such indebtedness at the time of determination and (2) the amount of such indebtedness of such other Person, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit unless such Letters of Credit are Cash Collateralized), (g) all Hedging Obligations of such Person, (h) all guarantees by such Person of the principal component of Debt of other Persons of the type referred to in clauses (a), (b), (c), (d), (f) and (g) above to the extent guaranteed by such Person, including all Debt of any Joint Venture that is guaranteed by any Loan Party (or with respect to which any Loan Party is contingently liable) or is otherwise a recourse obligation of any Loan Party (calculated as the maximum amount of such guaranty), and (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
The amount of Debt of such Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Debt outstanding as of any date shall be (a) the accreted value thereof in the case of any Debt issued with original issue discount and (b) the principal amount of Debt, or liquidation preference thereof, in the case of any other Debt. Debt shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Debt for any purpose as a result of accounting for any embedded derivatives created by the terms of such Debt.
“Debt to be Repaid” means Debt listed on Schedule 12.1.
“Deferred Purchase Price Amount” means any earnout payment or similar deferred purchase price payment payable by a Loan Party in connection with any Permitted Acquisition.
“Default” means any event or condition that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Administrative Agent, Issuing Lender, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting

Lender solely by virtue of the ownership or acquisition of any equity interest in that lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) has notified Borrower, Administrative Agent, any Issuing Lender, Swing Line Lender or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor)) or (e) has failed to confirm within three Business Days of a request by Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.6.4) upon delivery of written notice of such determination to Borrower Agent, each Issuing Lender, the Swing Line Lender and each Lender.
“Division/Series Transaction” shall mean, with respect to any Loan Party and/or any of its Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series.
“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.
“Dollar” and the sign “$” mean lawful money of the United States of America.
“Dormant Subsidiaries” means each of the following: (a) John’s Stone, LLC, a Delaware limited liability company, (b) Porter Brothers, LLC, an Illinois limited liability company, (c) Illinois CCDD Operating LLC, an Illinois limited liability company, (d) Johnston Quarry Holdings LLC, a Delaware limited liability company, (e) East State Stone, LLC, a Delaware limited liability company, (f) Porter’s Stone, LLC, a Delaware limited liability company, (g) Belvidere Stone, LLC, a Delaware limited liability company, (h) Mulford Stone, LLC, a Delaware limited liability company, (i) Forest City Logistics, LLC, a Delaware limited liability company, (j) Environmental Contractors, LLC, an Illinois limited liability company, (k) Structors, Inc., an Illinois limited liability company, and (l) DPK, LLC, a Delaware limited liability company. Notwithstanding anything to the contrary, a Dormant Subsidiary shall be required to become a Subsidiary Guarantor to the extent that, together with its Subsidiaries, such

Dormant Subsidiary generates EBITDA of at least $1,000,000 on a pro forma basis for any four Fiscal Quarter period.
“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted (and not added back) in the applicable period in determining such Consolidated Net Income and without duplication:
(a) Interest Expense;
(b) income tax expense;
(c) depreciation and amortization;
(d) the documented fees and expenses associated with the closing of the Loan Documents and the Related Transactions (provided that such fees and expenses are not capitalized and are paid in cash within one hundred eighty (180) days from the Closing Date);
(e) any documented fees, costs, expenses or charges (to the extent not capitalized and paid in cash within one hundred eighty (180) days of the incurrence thereof) related to any actual, proposed or contemplated equity offering permitted hereunder, Investments permitted hereunder, the incurrence of Debt permitted to be incurred hereunder (including a refinancing thereof so long as such refinanced Debt is permitted hereunder), in each case, including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of this Agreement, the Related Transactions, any other credit facilities permitted hereunder, and (ii) any amendment, waiver or other modification of this Agreement, the Related Transaction Documents, the Related Transactions, any other credit facilities permitted hereunder, any other Debt or any equity offering permitted hereunder, in each case, whether or not consummated (notwithstanding anything to the contrary contained herein, the aggregate amount added back to Consolidated Net Income pursuant to this clause (e) and clause (f) for any measurement period shall not exceed 10% of EBITDA calculated prior to giving effect to the add backs set forth in this clause (e) and clause (f));
(f) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, or business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing, and fees, costs and expenses associated with acquisition related litigation and settlement thereof (notwithstanding anything to the contrary contained herein, the aggregate amount added back to Consolidated Net Income pursuant to this clause (f) and clause (e) for any measurement period shall not exceed 10% of EBITDA calculated prior to giving effect to the add backs set forth in this clause (f) and clause (e));

(g) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Debt, including High-Yield Bond Debt and this Agreement) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Related Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent such Person elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA when paid);
(h) any costs or expenses incurred by a Loan Party pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Securities held by management, in each case, to the extent that such costs or expenses are non-cash;
(i) (i) unrealized or realized foreign exchange losses (or minus gains) resulting from the impact of foreign currency changes, (ii) any unrealized or realized losses (or minus gains) in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, and (iii) losses (or minus gains) due to fluctuations in currency values and related tax effects determined in accordance with GAAP; and
(j) any non-cash charges related to the prior acquisition of Holdings pursuant to a special purpose acquisition company (SPAC) merger transaction (including warrants issued in connection with such merger transaction and anti-dilution warrants) and the resulting accounting treatment for such SPAC transaction, in each case, for such period.
Notwithstanding anything to the contrary, in the calculation of EBITDA of the Loan Parties for any applicable measurement period, (i) the Pro Forma EBITDA of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition shall be included, and (ii) the EBITDA of the Excluded Subsidiaries included in such calculation shall not exceed an amount equal to five percent (5%) of the total EBITDA of the Loan Parties that are not Excluded Subsidiaries.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Claims” means all claims, contingent or otherwise, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility, directly or indirectly, for violation of any Environmental Law, or for release or injury to the environment.
“Environmental Laws” means all present or future federal, state local and foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, decrees, concessions, grants, franchises, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including those related to Hazardous Substances, air emissions, discharges to waste or public systems and health and safety matters.
“Equipment” is defined in the Guaranty and Collateral Agreement.
“Equity Cure Right” is defined in Section 13.3.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events described in Section 13.1.
“Excluded Accounts” is defined in the Guaranty and Collateral Agreement.
“Excluded Hedging Obligation” means, with respect to any Loan Party (other than Borrower), any Hedging Obligation constituting a Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Hedging Obligation. If any Hedging Obligation constituting a Swap Obligation arises under a master agreement governing more than one such Hedging Obligation, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Subsidiaries” means (a) any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary, and (b) any Immaterial Domestic Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the applicable law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment made at the request of any Loan Party) or (ii) such Lender changes its lending office (other than change in lending office made at the request of any Loan Party), except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 7.6(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Facilities” is defined in Section 2.2.5(b).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCPA” has the meaning specified in Section 9.23.4.
“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Administrative Agent in its discretion. Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Financial Covenant Cure Amount” is defined in Section 13.3.
“Financial Covenant Default” has the meaning specified in Section 13.3.
“First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) all Debt of the Loan Parties that, as at such date, is secured by a Lien on any asset or property of any Loan Party that is not expressly subordinated to the Liens securing the Obligations minus (ii) the amount of unrestricted cash and Cash Equivalent Investments of the Loan Parties as of such date in excess of $15,000,000 to the extent subject to a perfected first priority Lien in favor of the Administrative Agent as a result of such amounts being on deposit in a bank account maintained with the Administrative Agent or being subject to one or more Control Agreements, to (b) EBITDA for the Computation Period ending on such day.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of the Loan Parties, which period shall be the 12-month period ending on December 31 of each year.
“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA, minus the sum of (i) income taxes paid in cash by the Loan Parties, plus (ii) the amount of all Capital Expenditures paid in cash (to the extent not financed) by the Loan Parties minus the net cash proceeds paid to the Loan Parties from the sale of fixed assets (excluding the amount of any Debt on such fixed assets that is repaid by a Loan Party in connection with such sale), plus (iii) cash payments made by the Loan Parties to redeem or repurchase Capital Securities of any Loan Party, plus (v) all paid cash dividends and distributions of the Loan Parties, to (b) the sum for such period, without duplication, of (i) Interest Expense paid in cash, plus (ii) payments of principal in respect of Debt (excluding Revolving Loans, but including payments of principal (whether scheduled, a prepayment, a redemption or otherwise) in respect of the High-Yield Bond Debt).
“Foreign Subsidiary” means any Subsidiary of any Loan Party that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles set forth from time to time in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” is defined in Section 2.2.1.
“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement, dated as of the date hereof, executed and delivered by the Loan Parties that are parties thereto, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to Administrative Agent.
“Guarantor” is defined in the Guaranty and Collateral Agreement.
“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Hedging Agreement” means any bank underwritten cash and/or derivative financial instrument including, but not limited to, any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.
“High-Yield Bond Debt” means the 6.625% Senior Notes due 2029 sold and issued by the Borrower pursuant to the applicable Transaction Documents in the original principal amount of $300,000,000.
“Holdings” is defined in the Preamble of this Agreement.

“Immaterial Domestic Subsidiary” means, on any date of determination, any Domestic Subsidiary of Borrower that, together with its Subsidiaries, (a) generates EBITDA (or Pro Forma EBITDA in the case of a Permitted Acquisition) of less than $1,000,000 on a pro forma basis for the four Fiscal Quarter period for which financial statements have most recently been delivered (or are required to have been delivered) under Section 10.1 or (b) has assets with a net book value of less than $3,000,000. Notwithstanding anything to the contrary, in the event that (i) the total EBITDA (including Pro Forma EBITDA in the case of Permitted Acquisitions) of all Immaterial Domestic Subsidiaries, together with their Subsidiaries, exceeds $5,000,000 on a pro forma basis for the four Fiscal Quarter period for which financial statements have most recently been delivered (or are required to have been delivered) under Section 10.1 or (ii) the net book value of the assets of all Immaterial Domestic Subsidiaries, together with their Subsidiaries, exceeds $10,000,000, the Borrower will immediately designate Domestic Subsidiaries which would otherwise constitute Immaterial Domestic Subsidiaries to be Subsidiary Guarantors until both the $5,000,000 and $10,000,000 caps are satisfied and such Subsidiary Guarantors shall join the Guaranty and Collateral Agreement as Grantors and Guarantors pursuant to Section 10.9 hereof. As of the Closing Date, (x) the Dormant Subsidiaries shall be included as Immaterial Domestic Subsidiaries, and (y) other than the Dormant Subsidiaries, none of the Subsidiaries in existence on the Closing Date shall constitute an Immaterial Domestic Subsidiary. Notwithstanding anything to the contrary, an Immaterial Domestic Subsidiary (including Dormant Subsidiaries) shall be required to become a Subsidiary Guarantor to the extent that, together with its Subsidiaries, such Immaterial Domestic Subsidiary (A) generates EBITDA of at least $1,000,000 on a pro forma basis for any four Fiscal Quarter period, or (B) has assets with a net book value of at least $3,000,000.
“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably acceptable to, the Borrower, each Guarantor, the Administrative Agent and any new Lender providing a portion of the Incremental Facility.
“Incremental Facility” is defined in Section 2.2.5.
“Incremental Revolving Loan” is defined in Section 2.2.5.
“Indemnified Liabilities” - see Section 15.17.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Intercompany Note” means, individually and collectively, (a) that certain Intercompany Note, dated as of the date hereof, among the Loan Parties regarding the intercompany loans made from time to time by such entities, which promissory note contains collateral assignment language in favor of the Administrative Agent, (b) any Intercompany Note entered into after the Closing Date to evidence Debt owed by an Excluded Subsidiary to the Borrower and Debt owed by the Borrower to such Excluded Subsidiary, which promissory note shall contain collateral assignment language in favor of the Administrative Agent.

“Interest Expense” means for any period the consolidated interest expense of the Loan Parties for such period (including, without limitation, all imputed interest on Capital Leases, interest paid on the Obligations, and interest paid on the High-Yield Bond Debt).
“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1) or three (3) months thereafter as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b)any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and
(d)Administrative Agent may, in its discretion, require that the first Interest Period under this Agreement be a period less than one (1) month (determined by Administrative Agent).
“Intermediate Holdings” is defined in the Preamble of this Agreement.
“Investment” means, with respect to any Person, any direct or indirect acquisition or investment in another Person, whether by acquisition of any Debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business and surety bonds), by making an Acquisition, or by contributing equipment or other assets. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment by giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“Issuing Lender” means CIBC US, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of CIBC US that may from time to time issue Letters of Credit, or any other financial institution that CIBC US may cause to issue Letters of Credit for the account of Borrowers, and their successors and assigns in such capacity, provided that such Lender has agreed to be an Issuing Lender.
“Joint Venture” means a construction project joint venture, limited liability company, limited partnership or other entity with respect to which a Borrower or any of its Wholly-Owned Subsidiaries owns a percentage interest consistent with past practice.

“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by an Issuing Lender at the time of such request for the type of letter of credit requested.
“L/C Fee Rate” is defined in the definition of Applicable Margin.
“Lender” is defined in the Preamble of this Agreement. References to the “Lenders” shall include the Issuing Lenders and Swing Line Lenders; for purposes of clarification only, to the extent that CIBC US (or any successor Issuing Lender or Swing Line Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender or Swing Line Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.
“Lender Party” is defined in Section 15.17.
“Letter of Credit” is defined in Section 2.1.3.
“Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by an Issuing Lender pursuant to a Letter of Credit that have not yet been reimbursed by or on behalf of Borrower at such time. The Letter of Credit Obligations of any Lender at any time shall be its Pro Rata Share of the total Letter of Credit Obligations at such time.
“Leverage Default” is defined in Section 13.3.
“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBO Rate.
“LIBOR Margin” is defined in the definition of Applicable Margin.
“LIBOR Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
“LIBO Rate” means a rate of interest equal to the greater of (a) (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as the LIBO Rate is otherwise determined by Administrative Agent in its sole and absolute discretion; and (b) 0.00% per annum. Administrative Agent’s determination of the LIBO Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.
“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, the Subordination Agreements, the Intercompany Note, and all documents, instruments and agreements delivered in connection with the foregoing.
“Loan Party” means Holdings, Intermediate Holdings, the Borrower and each Subsidiary; provided, for the avoidance of doubt, no Excluded Subsidiary shall be required to be a guarantor of, or pledge any assets to support payment of, the Obligations.
“Loan” or “Loans” means, as the context may require, Revolving Loans, Swing Line Loans or Agent Advances.
“Margin Stock” means any ”margin stock” as defined in Regulation U.
“Master Letter of Credit Agreement” means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by an Issuing Lender at such time.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or (d) a material impairment of the Administrative Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.
“Minimum Liquidity” means, as of any date of determination, the sum of (a) the Revolving Commitment minus the amount of the Revolving Outstandings (such result to be capped at the maximum amount of additional Revolving Outstandings that could be outstanding while maintaining compliance on a pro forma basis with the First Lien Net Leverage Ratio for the then most recently completed Computation Period), plus (b) the amount of unrestricted cash and Cash Equivalent Investments of the Loan Parties as of such date that is subject to a perfected first priority Lien in favor of the Administrative Agent as a result of such amounts being on deposit in a bank account maintained with the Administrative Agent or being subject to one or more Control Agreements.
“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any other member of the Controlled Group (i) is or may be obligated to make contributions, (ii) during the preceding five plan years has made or been obligated to make contributions, or (iii) has any liability.
“Non-Consenting Lender” is defined in Section 15.1.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Participant” is defined in Section 7.6(d).
“Non-Use Fee Rate” is defined in the definition of Applicable Margin.
“Note” means each Revolving Note and the Swing Line Loan Note.
“Notice of Borrowing” is defined in Section 2.2.2.
“Notice of Conversion/Continuation” is defined in Section 2.2.3.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including outstanding Loans, Attorney Costs, any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender (or its Affiliates) or Administrative Agent, and all other Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.
“OFAC” is defined in Section 10.4.
“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).
“Participant” is defined in Section 15.6.2.
“Participation Register” has the meaning set forth in Section 15.6.2.
“Patriot Act” is defined in Section 15.16.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which any Loan Party or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Perfection Certificate” means a perfection certificate executed and delivered to Administrative Agent by a Loan Party that is a party to the Guaranty and Collateral Agreement.
“Permitted Acquisition” means any Acquisition by a Loan Party where:
(a)the business or division acquired are for use, or the Person acquired is engaged, in businesses substantially similar, complementary, incidental or related to the businesses engaged in by the Loan Parties on the Closing Date;
(b)immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;
(c)[reserved];
(d)if seller financing is proposed in connection with such Acquisition, all of the terms of such seller financing, including, without limitation, the subordination terms,

covenants and pricing, shall be satisfactory to the Administrative Agent in its reasonable discretion, and the applicable sellers shall have entered into a Subordination Agreement in form and substance reasonably acceptable to the Administrative Agent;
(e)if earnout or similar deferred payments are proposed in connection with such Acquisition, all of the terms of such earnout or similar deferred payments shall be satisfactory to the Administrative Agent in its reasonable discretion, and the applicable sellers shall have entered into a Subordination Agreement in form and substance reasonably acceptable to the Administrative Agent;
(f)the Administrative Agent has received (i) at least ten Business Days prior written notice of such Acquisition, and (ii) financial statements with respect to the calendar month immediately prior to the date of such Acquisition and a Senior Officer of the Loan Parties has determined (based on such financial statements) that the Loan Parties have Minimum Liquidity of at least $25,000,000 on the last day of such month (on a pro forma basis giving effect to the payment of the purchase price in respect of such Acquisition) and evidence of such determination has been provided to the Administrative Agent;
(g)immediately before and after giving effect to such Acquisition, the Loan Parties shall be in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14 (including Pro Forma EBITDA) (provided that the First Lien Net Leverage Ratio shall be at least 0.25 lower than the maximum First Lien Net Leverage Ratio permitted in Section 11.14 for the then immediately following test date) and the Loan Parties shall have delivered to the Administrative Agent a Compliance Certificate evidencing such pro forma compliance with Section 11.14;
(h)in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;
(i)reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition, together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired, and evidence that all material third party consents and approvals required in connection with such Acquisition have been obtained;
(j)the Loan Parties shall have completed due diligence on the business, division or Person being acquired in a manner and with results reasonably satisfactory to the Administrative Agent (including, without limitation, legal, insurance and technology due diligence, and financial due diligence that supports the Borrower’s calculation of Pro Forma EBITDA), and shall have delivered revised disclosure schedules to this Agreement and each of the other Loan Documents to the extent necessary to disclose material facts pertaining to the business, division or Person proposed to be acquired;

(k)not less than ten Business Days prior to any such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the calculation of the Total Consideration and the Pro Forma EBITDA relating thereto;
(l)the Administrative Agent shall have approved the computation of Pro Forma EBITDA with respect to such Acquisition, which approval shall not be unreasonably withheld, delayed or conditioned;
(m)the applicable Loan Parties shall have entered into a collateral assignment of rights and indemnities under the related acquisition documents and such documents shall permit such collateral assignment;
(n)the provisions of Section 10.10 shall have been satisfied;
(o)subject to the terms of Section 10.9, within thirty (30) days of the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity) or the Loan Party (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity) shall have executed and delivered to Administrative Agent (i) such documents necessary to grant to Administrative Agent for the benefit of the Lenders a first priority Lien in all of the assets of such target company or surviving company, and their respective Subsidiaries, each in form and substance substantially consistent with the Loan Documents and (ii) an unlimited guaranty of the Obligations, which may be accomplished by a joinder to the Guaranty and Collateral Agreement in form and substance acceptable to the Administrative Agent; and
(p)if the Acquisition is structured as a merger, a Loan Party is the surviving entity.
Notwithstanding the foregoing, (1) for any Acquisition having Total Consideration of less than $15,000,000, clauses (j), (k) and (m) shall not be required to be satisfied, and (2) for any Acquisition having Total Consideration of less than $2,500,000, clauses (a) through (p) shall not be required to be satisfied provided that (A) the Borrower notifies the Administrative Agent of such Acquisition, (B) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, and (C) the requirements in clauses (n) and (o) shall be satisfied following such Acquisition on the terms set forth in such clauses and Sections 10.9 and 10.10.
“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party, or any such plan to which any Loan Party has an obligation to make contributions on behalf of any of its employees or with respect to which any Loan Party has any liability.
“Platform” means Intralinks, Syndtrack or a substantially similar electronic transmission system.
“Prime Rate” means, for any day, the rate of interest in effect for such day as announced from time to time by Administrative Agent as its prime rate (whether or not such rate is actually charged by Administrative Agent), which is not intended to be Administrative Agent’s lowest or most favorable rate of interest at any one time. Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.
“Private Lender Information” means any information and documentation that is not Public Lender Information.
“Pro Forma EBITDA” means, at any time with respect to any target acquired in a Permitted Acquisition, the consolidated net income (loss) of such target for the then most recent twelve (12) month period prior to the consummation of such Permitted Acquisition for which financial statements (or other financial information acceptable to the Administrative Agent) of such target have been made available to the Administrative Agent, plus, to the extent deducted in determining such consolidated net income (loss) for such period, and without duplication, (a) consolidated interest expense of such target (including all imputed interest on Capital Leases), (b) consolidated income tax expense and (iii) depreciation and amortization, in each case, as calculated (with customary adjustments) by the Borrower and approved by the Administrative Agent in its reasonable discretion.
“Pro Rata Share” means:
(a)    with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lenders, reimburse the Swing Line Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings; and
(b)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders; provided that in the event the Revolving Commitment has been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans) by (B) the aggregate unpaid principal amount of all Revolving Outstandings.
“Public Lender Information” means information and documentation that is either exclusively (a) of a type that would be publicly available if the Loan Parties were public reporting companies or (b) not material with respect to any of the Loan Parties or any of their respective securities for purposes of foreign, United States Federal and state securities laws.
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Lender, and (d) any Swing Line Lender as applicable.
“Refunded Swing Line Loan” is defined in Section 2.2.4(c).
“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Transactions” means (a) the issuance of the High-Yield Bond Debt by Borrower in the aggregate principal amount of $300,000,000 pursuant to the applicable Related Transaction Documents, (b) the sale of the Common Capital Securities by Holdings for an aggregate purchase price of $201,205,001 pursuant to the applicable Related Transaction Documents, the proceeds of which shall be utilized as provided in the Related Transaction Documents, and (c) the repurchase, redemption or conversion of all preferred Capital Securities of Holdings as provided in the Related Transaction Documents.
“Related Transaction Documents” means (a) with respect to the High-Yield Bond Debt, the final Offering Memorandum in respect of the High-Yield Bond Debt along with the Notes and Indenture referenced therein, (b) with respect to the Common Capital Securities, the final Prospectus Supplement in respect of the Common Capital Securities along with the Transaction Agreement and Stockholders’ Agreement referenced therein, and (c) with respect to the repurchase, redemption or conversion of all preferred Capital Securities of Holdings, the applicable documentation entered into by the Loan Parties to effectuate such repurchase, redemption or conversion.
“Replacement Lender” is defined in Section 8.7(b).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
“Required Contribution Date” is defined in Section 13.3.
“Required Lenders” means, at any time, Lenders whose Pro Rata Shares exceed 51.00% as determined pursuant to clause (b) of the definition of “Pro Rata Share”; provided that the Pro Rata Shares held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, that at any time that there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (that are not Affiliates of one another).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Commitment” means $150,000,000, as reduced from time to time pursuant to Section 6.1 and as increased from time to time pursuant to Section 2.2.5).
“Revolving Loan” is defined in Section 2.1.1.
“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate principal amount of all outstanding Swing Line Loans, plus (c) the Stated Amount of all Letters of Credit, plus (d) the outstanding amount of all Agent Advances.
“Sanctions” is defined in Section 9.23.2.
“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.
“Senior Officer” means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.
“Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
“Subordinated Debt” means any unsecured Debt of any Loan Party which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.

“Subordinated Debt Documents” means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by Administrative Agent.
“Subordination Agreements” means all subordination agreements executed by a holder of Subordinated Debt or the payee of any Deferred Purchase Price Amount in favor of Administrative Agent for the benefit of the Lenders from time to time after the Closing Date, in form and substance and on terms and conditions satisfactory to the Required Lenders.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, association or other business entity of which such Person owns, directly or indirectly through one or more intermediaries, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity (other than securities or interest having such power only by reason of the happening of a contingency). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Holdings. For the sake of clarity, Joint Ventures shall not be considered Subsidiaries.
“Subsidiary Guarantors” means each Subsidiary of Holdings other than Borrower and Excluded Subsidiaries.
“Swap Obligation” means, with respect to any Guarantor (as defined in the Guaranty and Collateral Agreement), any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Availability” means the lesser of (a) the Swing Line Commitment Amount and (b) the amount by which the Revolving Commitment exceeds Revolving Outstandings at such time.
“Swing Line Commitment Amount” means $35,000,000.00, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.
“Swing Line Lender” means CIBC US, in its capacity as lender of Swing Line Loans hereunder, or such other Lender as Borrower may from time to time select as the Swing Line Lender hereunder pursuant to Section 2.2.4, provided that such Lender has agreed to be a Swing Line Lender.
“Swing Line Loan” is defined in Section 2.2.4.
“Swing Line Loan Note” is defined in Section 3.1.
“Swing Line Outstandings” means, at any time, the aggregate principal amount of all outstanding Swing Line Loans.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding), and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.
“Termination Date” means the earlier to occur of (a) August 17, 2026, or (b) such other date on which the Commitments terminate pursuant to Section 5 or Section 13.
“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of any Loan Party or any other member of the Controlled Group from such Pension Plan during a plan year in which any Loan Party or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
“Testing Dates” is defined in Section 13.3.
“Total Consideration” means the total consideration paid with respect to any Permitted Acquisition. Total Consideration shall be computed as the sum of (a) all payments made by any Loan Party or any Affiliate of any Loan Party in cash and property as consideration in such Permitted Acquisition, (b) any Debt assumed or issued by a Loan Party or any Affiliate of any Loan Party in connection therewith, including any Subordinated Debt and the amount of any earnout payment or similar deferred payment that is likely to become due and payable in connection with such Permitted Acquisition, (c) the present value of amounts paid or to be paid pursuant to non-compete agreements and consulting agreements (except to the extent of actual bona fide services rendered on an arm’s length, good faith basis) (such present value to be calculated using a five (5) percent discount rate) by any Loan Party or any Affiliate of any Loan Party, and (d) the value of any equity issued by any Loan Party or any Affiliate of any Loan Party as purchase consideration, excluding any rollover equity interests (with the value of any such issued equity to be calculated by the Loan Parties and reasonably acceptable to the Administrative Agent).
“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) all Debt of the Loan Parties minus (ii) the amount of unrestricted cash and Cash Equivalent Investments of the Loan Parties as of such date in excess of $15,000,000 to the extent subject to a perfected first priority Lien in favor of the Administrative Agent as a result of such amounts being on deposit in a bank account maintained with the Administrative Agent or being subject to one or more Control Agreements, to (b) EBITDA for the Computation Period ending on such day.
“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Type” is defined in Section 2.2.1.
“UCC” is defined in the Guaranty and Collateral Agreement.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
“U.S. Tax Compliance Certificate” is defined in Section 7.6(d).
“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities and shares issued to foreign nationals to the extent required by applicable law) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.Other Interpretive Provisions.

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)The term “including” is not limiting and means “including without limitation.”
(d)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
(e)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) except as provided elsewhere herein, references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
(f)This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
(g)This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, the Loan Parties, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.
1.3.Accounting Terms; Changes in GAAP; Rates.

(a)Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Loan Parties to Lenders pursuant to Sections 10.1.1 and 10.1.2 shall be prepared in accordance with GAAP as in effect at the time of such preparation, except in the case of interim financial statements, the absence of footnote disclosures and such financial statements are subject to normal year-end adjustments. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding anything to the contrary contained in the preceding sentence or in the definitions of “Capital Expenditures,” “Capitalized Lease Obligations,” or “Capital Leases,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(b)Changes in GAAP. If any Loan Party notifies the Administrative Agent that the Loan Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Loan Party that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the avoidance of doubt, notwithstanding any change in GAAP (or implementation of a previously agreed upon change) after the Closing Date that would require lease obligations that would be treated as operating leases under GAAP as of the Closing Date to be re-classified and accounted for as Capital Leases under GAAP, such lease obligations shall continue to be treated as operating leases for purposes of all financial calculations hereunder unless and until otherwise agreed to by the Administrative Agent and the Borrower.
(c)Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto (including any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
2.1.Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, Borrower as follows:

2.1.1Revolving Commitment. Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as Borrower may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Commitment.
2.1.2[Intentionally Omitted].
2.1.3L/C Commitment. Subject to Section 2.3.1, each Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to such Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of Borrower from time to time before the scheduled

Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $100,000,000.00 and (b) the Revolving Outstandings shall not at any time exceed the Revolving Commitment.
2.2.Loan Procedures.

2.2.1Various Types of Loans. Each Revolving Loan shall be either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.
2.2.2Borrowing Procedures.
(a)Except for certain Swing Line Loans which shall not require a Notice of Borrowing as further described in Section 2.2.4, Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to Administrative Agent of each proposed borrowing not later than (i) in the case of a Base Rate borrowing, 10:00 A.M., Chicago time, on the proposed date of such borrowing, and (ii) in the case of a LIBO Rate borrowing, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBO Rate borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to the Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $1,000,000, and an integral multiple of $100,000 (except for Swing Line Loans that are advanced by the Swing Line Lender at the end of each Business Day which will not be required to be borrowed in an aggregate minimum amount or in integral multiples), and each LIBO Rate borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $100,000.
(b)Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges) shall be deemed to be a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Administrative Agent may, at its option, charge any such Obligations against any operating, investment or other account of Borrower maintained with Administrative Agent or any of its Affiliates.
2.2.3Conversion and Continuation Procedures.
(a)Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Administrative Agent in accordance with clause (b) below:
elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $100,000) into Loans of the other type; or
elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $100,000) for a new Interest Period;
provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $100,000.
(b)Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 10:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
the proposed date of conversion or continuation;
the aggregate amount of Loans to be converted or continued;
the type of Loans resulting from the proposed conversion or continuation; and
in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
(c)If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Borrower, of the details of any automatic conversion.
(e)Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
2.2.4Swing Line Facility.
(a)Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make advances to be funded from the Swing Line Commitment (each a “Swing Line Loan”) without a Notice of Borrowing from the Borrower at the end of each Business day until the Termination Date. In the event that either the Swing Line Lender or the Borrower discontinues the advancement of Swing Line Loans at the end of each Business Day, then the Borrower shall be permitted to manually request the Swing Line Lender make available a Swing Line Loan by submitting a Notice of Borrowing to the Administrative Agent in accordance with Section 2.2.2. The sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstandings (including all outstanding Swing Line Loans) may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1 pursuant to a Notice of Borrowing under Section 2.2.2. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.2.4. Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan from the Revolving Commitment no less frequently than once weekly in accordance with Section 2.2.4(c) below.
(b)The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.
(c)The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request that each Lender with a Revolving Commitment (including the Swing Line Lender) make a Revolving Loan to Borrower (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to Administrative Agent, its Pro Rata Share of the principal amount of all Swing Line Loans, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 p.m., Chicago time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d)If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of Borrowers, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
(e)Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.
2.2.5Increase in Revolving Commitments.
(a)Subject to the terms and conditions of this Agreement, so long as this Agreement shall be in full force and effect, and in reliance upon the representations and warranties of the Loan Parties contained herein, at any time prior to the Termination Date, Borrower may, by written notice to Administrative Agent from time to time, request additional revolving loan commitments (each, an “Incremental Revolving Commitment Increase” and an “Incremental Facility”) in an aggregate principal amount not to exceed $50,000,000.00 for all such Incremental Facilities from (i) an existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent and the Issuing Lender; provided, that no more than an aggregate of two (2) Incremental Facilities shall be permitted during the term of this Agreement. Such notice shall set forth (A) the amount, type and terms of the Incremental Facility being requested (which shall be in minimum increments of $5,000,000.00 and a minimum amount of $25,000,000.00 or such lesser amount equal to the remaining permitted amount of the Incremental Facilities), and (ii) the date on which such Incremental Facility is requested to become effective (which shall not be less than five (5) Business Days nor more than sixty (60) Business Days after the date of such notice). The terms and provisions of each Incremental Revolving Commitment Increase and loans made thereunder shall be identical to the then existing Revolving Commitments and Revolving Loans, respectively.
(b)Borrower will first seek commitments to provide an Incremental Facility from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, if additional commitments are needed, from additional banks, financial institutions and other institutional lenders acceptable to the Administrative Agent and Issuing Lender (which acceptance shall not be unreasonably withheld or delayed) who will become Lenders in connection therewith. Borrower and each Person who will become a Lender with respect to an Incremental Facility shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the commitment of such Lender. With respect to each Incremental Facility, the interest rate margins with respect to such Incremental Facility shall be determined at the time such Incremental Facility is made available; provided, that, if the all-in yield with respect to such Incremental Facility (including interest rate margins, interest rate floors, original issue discount (it being agreed that original issue discount shall equate to interest based on an assumed three-year life to maturity, or, if less, the remaining term of the Revolving Commitment and/or Incremental Facility, as applicable) and upfront fees, but exclusive of arrangement, agency, structuring, syndication or underwriting fees) is greater than the corresponding all-in yield (determined on an identical basis) with respect to the Loans outstanding and Commitments under this Agreement (collectively, the “Existing Facilities”) by more than one half of one percent (0.50%) per annum (the amount of such excess being referred to herein as the “Yield Differential”), then the Applicable Margin with respect to the Existing Facilities shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby, and the Administrative Agent and Borrower may amend this Agreement (and Borrower and each Loan Party agrees to enter into an amendment) to evidence such amendments. Any Incremental Revolving Commitment shall have a final maturity date the same as the Revolving Credit Maturity Date.
(c)Notwithstanding the foregoing, no Incremental Facility shall become effective under this Section 2.2.5 unless (i) on the date of such effectiveness, and after giving effect thereto and the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing and all representations and warranties by the Loan Parties contained herein and in each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Senior Officer of the Borrower, (ii) except as otherwise specified in the applicable Incremental Assumption

Agreement, the Administrative Agent shall have received the fees, legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent, and consistent with those delivered under Section 12.1, (iii) after giving effect to the funding of such Incremental Facility (assuming full funding of any Revolving Loans under an Incremental Revolving Commitment) and the application of the proceeds from the foregoing Indebtedness, (x) the Loan Parties shall be in compliance with the financial covenants set forth in Sections 11.14 on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to be delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement and (y) the First Lien Net Leverage Ratio, calculated on a pro forma basis as of the date of the borrowing under such Incremental Facility (calculating all Debt as of such date and calculating EBITDA for the twelve month period ending on the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement), would be 0.25 less than the maximum First Lien Net Leverage Ratio for the then following Computation Period.
(d)Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each additional Revolving Commitment, (i) Revolving Loans made under such additional Revolving Commitment are included in each borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each additional Revolving Commitment shares ratably in the aggregate pro rata outstandings under the Revolving Commitment.
(e)Conflicting Provisions. This Section 2.2.5 shall supersede any provisions in Section 15.1 to the contrary.
2.2.6Agent Advances. Subject to the limitations set forth in this subsection, Administrative Agent is hereby authorized by Borrower, each other Loan Party and Lenders, from time to time in Administrative Agent’s sole discretion (and subject to the terms of this paragraph, the making of each Agent Advance shall be deemed to be a request by Borrower and the Lenders to make such Agent Advance), during the existence of an Event of Default, to make Revolving Loans to Borrower on behalf of Lenders which Administrative Agent, in its sole discretion exercised in good faith, deems necessary or desirable (a) to preserve or protect the business conducted by any Loan Party, the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any amount chargeable to Borrower pursuant to the terms of this Agreement or the other Loan Documents (any of the advances described in this subsection being hereafter referred to as “Agent Advances”); provided, that (x) the outstanding amount of Agent Advances does not exceed at any time $2,500,000.00, (y) the aggregate Revolving Outstandings do not exceed the Revolving Commitments and the aggregate Swing Line Outstandings do not exceed the Swing Line Commitment Amount, and (z) Administrative Agent has not been notified by Required Lenders to cease making such Agent Advances. For all purposes in this Agreement, Agent Advances shall be treated as Revolving Loans and shall constitute a Base Rate Loan. Agent Advances shall be repaid on demand by Administrative Agent.

2.3.Letter of Credit Procedures.

2.3.1L/C Applications. Borrower shall execute and deliver to each Issuing Lender each Master Letter of Credit Agreement from time to time in effect with respect to such Issuing Lender. Borrower shall give notice to Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as Administrative Agent and such Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by Borrower and in all respects satisfactory to Administrative Agent and the applicable Issuing Lender, together with such other documentation as Administrative Agent or such Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date, except that Letters of Credit may have an expiration date up to thirty-six (36) months following the scheduled Termination Date to the extent Cash Collateralized) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of an Issuing Lender shall be the sole responsibility of such Issuing Lender. So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.
2.3.2Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and Borrower’s reimbursement obligations with respect thereto. If Borrower does not pay any reimbursement obligation when due, Borrower shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Administrative Agent to the applicable Issuing Lender for the account of Borrower in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of Administrative Agent or any Lender, to deliver to Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as Administrative Agent or such Lender may reasonably request.
2.3.3Reimbursement Obligations.
(a)Borrower hereby unconditionally and irrevocably agrees to reimburse each Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the applicable Issuing Lender is reimbursed by Borrower therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of written notice from such Issuing Lender of such payment or disbursement, 2%. Each Issuing Lender shall notify Borrower and Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of an Issuing Lender to so notify Borrower or Administrative Agent shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.
(b)Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, the Issuing Lenders, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which an Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender (excluding any Lender in its capacity as an Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of Administrative Agent or any Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person, except to the extent caused by Administrative Agent’s or any Lender’s gross negligence or willful misconduct.
2.3.4Funding by Lenders to Issuing Lender. If any Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) Borrower has not reimbursed such Issuing Lender in full for such payment or disbursement by 10:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by such Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of Borrower under Section 2.3.3), and, upon notice from such Issuing Lender, Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the applicable Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (i) for the first three days after demand, the Federal Funds Rate from time to time in effect and (ii) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
2.4.Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5.Certain Conditions. Except as otherwise provided in Sections 2.2.4 and 2.3.4, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Default exists.

2.6Defaulting Lenders.
2.6.1Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 15.1.

(b)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 13 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.7; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.7; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or payment made by an Issuing Lender pursuant to a Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and payments made by an Issuing Lender pursuant to a Letter of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or payment made by an Issuing Lender pursuant to a Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)Commitment and Letter of Credit Fees.
(i)No Defaulting Lender shall be entitled to receive any fee described in Section 5.1 for any period during which that Lender is a Defaulting Lender (and

Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)Each Defaulting Lender shall be entitled to receive fees described in Section 5.2(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.7.
(iii)With respect to any fees described in Section 5.2(a) not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(d)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 15.4, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.7.
2.6.2Defaulting Lender Cure. If Borrower, the Administrative Agent, each Swing Line Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.6.1(d) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.6.3New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.6.4Termination of Defaulting Lender. Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.6.1(b) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender may have against such Defaulting Lender.
2.7.Cash Collateral.

2.7.1Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.6.1(d) and any cash collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Lenders’ Fronting Exposure with respect all outstanding Letters of Credit.
2.7.2Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to Section 2.7.3 below. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such cash collateral is less than 105% of the Stated Amount of all outstanding Letters of Credit, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

2.7.3Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section or Section 2.6 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
2.7.4Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.6 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 3EVIDENCING OF LOANS.
3.1.Notes. The Revolving Loans of each Lender shall be evidenced by Revolving Notes in the form attached hereto as Exhibit A with appropriate insertions, payable to the order of each Lender in the aggregate face principal amount of its Lender’s Revolving Loan Commitment (such Notes, as amended, modified, extended, substituted or replaced from time to time the “Revolving Notes”). The Swing Line Loans shall be evidenced by the Swing Line Loan Note, in the form of Exhibit A-1 hereto, with appropriate insertions, payable to the Swing Line Lender in the principal amount of the Swing Line Commitment (such Note, as amended, modified, extended, substituted or replaced from time to time, the “Swing Line Loan Note”).

3.2.Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4INTEREST.
4.1.Interest Rates. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
(a)at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect (all Swing Line Loans shall be Base Rate Loans); and

(b)at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBO Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;
provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically. In no event shall interest payable by Borrower to any Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
4.2.Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3.Setting and Notice of LIBO Rates. The applicable LIBO Rate for each Interest Period shall be determined by Administrative Agent, and notice thereof shall be given by Administrative Agent promptly to Borrower and each Lender. Each determination of the applicable LIBO Rate by Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Administrative Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Administrative Agent in determining any applicable LIBO Rate hereunder.

4.4.Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBO Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5FEES.
5.1.Non-Use Fee. Borrower agrees to pay to Administrative Agent for the account of each Lender (except as provided in Section 2.6) a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the difference between the Revolving Commitment and the average daily Revolving Outstandings during the period of calculation. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2.Letter of Credit Fees.

(a)Except as provided in Section 2.6, Borrower agrees to pay to Administrative Agent for the account of each Lender (except as provided in Section 2.6) a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.
(b)In addition, with respect to each Letter of Credit, except as provided in Section 2.6, Borrower agrees to pay to any Issuing Lender, for its own account, (i) such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount of 0.15% payable at the times agreed to by Borrower and such Issuing Lender.
5.3.Administrative Agent’s Fees. Borrower agrees to pay to Administrative Agent such agent’s fees as are mutually agreed to from time to time by Borrower and Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.
6.1.Reduction or Termination of the Revolving Commitment.

6.1.1Voluntary Reduction or Termination of the Revolving Commitment. Borrower may from time to time on at least five Business Days’ prior written notice received by Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment to zero, Borrower shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.
6.2.Prepayments.

6.2.1Voluntary Prepayments. Borrower may from time to time prepay the Loans in whole or in part without premium or penalty (but subject to payment of any amounts payable under Section 8 hereof as a result of such prepayment); provided that Borrower shall give Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 10:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.
6.2.2Mandatory Prepayments. If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1 the Revolving Outstandings exceed the Revolving Commitments, Borrower shall immediately first prepay Loans and second Cash Collateralize the outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.
6.3.Manner of Prepayments. Each voluntary partial prepayment shall be in a principal amount of $500,000 or a higher integral multiple of $100,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than Swing Line Loans which are addressed separately in this Agreement) shall be applied first, to repay outstanding Base Rate Loans and second to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4Repayments. The Revolving Loans of each Lender and the Swing Line Loans shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

SECTION 7MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1.Making of Payments. All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrower to Administrative Agent in immediately available funds at the office specified by Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. Subject to Section 2.6, Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2.Application of Certain Payments.

(a)So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. Concurrently with each remittance to any Lender of its share of any such payment, Administrative Agent shall advise such Lender as to the application of such payment.
(b)Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing, Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower or any Loan Party, and Borrower hereby irrevocably agrees, as between Borrower and the Loan Parties, on the one hand, and Administrative Agent and Lenders, on the other, that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Administrative Agent may deem advisable notwithstanding any previous entry by Administrative Agent in the Loan Account or any other books and records.
(c)Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in such order as Administrative Agent may from time to time elect. In the absence of any specific election made by Administrative Agent pursuant to this clause (c), or if directed in writing by Required Lenders during the continuance of an Event of Default without the existence of an Acceleration Event, payments and proceeds received by Administrative Agent pursuant to this clause (c) shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Agent Advances; third, to Agent Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations; sixth, on a pro rata basis, to the principal amount of all other Obligations then due and owing, to the Obligations owing to any Lender or any Affiliate of a Lender in respect of any Hedging Obligations, and to Cash Collateralize any and all Letter of Credit Obligations and future payment of related fees herein; seventh, to all other outstanding Obligations (other than those described in clause eighth below); and eighth, to provide cash collateral to secure any contingent Obligations, including Obligations in respect of Hedging Obligations.
(d)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Agent Advances; third, to Agent Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); sixth, on a pro rata basis, to the principal amount of all other Obligations outstanding, to the Obligations owing to any Lender or any Affiliate of a Lender in respect of any Hedging Obligations, and to Cash Collateralize any and all Letter of Credit Obligations and future payment of related fees herein; and seventh, to all other outstanding Obligations and contingent Obligations.
(e)Any balance remaining after giving effect to the applications set forth in this Section 7.2 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 7.2, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
(f)Administrative Agent is authorized (but not obligated) to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all fees, expenses, costs (including insurance premiums in accordance with Section 10.3) and interest and principal, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, but not if such charges would cause the aggregate Revolving Outstandings to exceed the Revolving Commitment. Any charges so made shall, unless prohibited by applicable law, constitute part of the Revolving Loans hereunder and may be made regardless of whether the conditions set forth in Section 12.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect thereto.
7.3.Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4.Setoff. Borrower and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with Administrative Agent or such Lender.

7.5.Proration of Payments. Except as provided in Section 2.6, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6.Taxes.

(a)All payments made by a Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
(b)If a Loan Party shall be required by applicable law (as determined in the good faith discretion of an applicable Administrative Agent) to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Loan Document: (i) such Loan Party shall make such deductions; (ii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Loan Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 7.6), the Recipient receives an amount equal to the sum it should have received had no such deductions been made. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)The Loan Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor, pay Administrative Agent and each other Recipient for the full amount of Indemnified Taxes and other liabilities, expenses and costs related thereto (including without limitation, reasonable attorneys’ or tax advisors’ fees and disbursements and Taxes imposed on amounts received under this Section 7.6) that are paid by, or imposed on, Administrative Agent or such other Recipient (and any of their respective affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to the Loan Parties by a Lender

(with a copy to Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States federal withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “U.S. Tax Compliance Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new U.S. Tax Compliance Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan, or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so. If a payment made to a Lender under this Agreement, whether made by any Loan Party or Administrative Agent, would be subject to United States federal withholding taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their applicable obligations under FATCA, to determine that such Lender has or has not complied with the such Recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.
(ii)Each Lender that is not a Non-U.S. Participant shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(e)Each Lender agrees to severally indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by a Loan Party pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 10 days from the date Administrative Agent makes written demand therefor. A demand as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 7.6 (including by the payment of additional amounts pursuant to this Section 7.6), it shall, so long as no Event of Default is occurring, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7.6(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 7.6(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7.6(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Each party’s obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the Loan Documents, and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

SECTION 8INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
8.1.Increased Costs.

(a)If, after the date hereof, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBO Rate pursuant to Section 4), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Lender; (ii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loan, loan principal, letters of credit, commitments, other obligations, its deposit reserves, other liabilities or capital attributable thereto; or (iii) shall impose on any Lender or any Issuing Lender any other condition affecting this Agreement or its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i), (ii) and (iii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) (whether of principal, interest or any other amount) under this Agreement or under its Note with respect thereto, then within ten (10) days of written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is nine months prior to the date on which such Lender first made demand therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(b)If any Lender or Issuing Lender shall reasonably determine that any Change in Law regarding capital adequacy or liquidity, affecting such Lender or Issuing Lender, or any lending office of such Lender, or such Lender’s or Issuing Lender’s holding company, if any, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s holding company’s, if any, capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy), by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within ten (10) days of written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is nine months prior to the date on which such Lender first made demand therefor (except that, if the Change in

Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
8.2Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:
(a)Administrative Agent reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank LIBO Rate market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate pursuant to the definition thereof; or
(b)the Required Lenders advise Administrative Agent that for any reason in connection with any request for a LIBOR Loan or a conversion thereto or a continuation thereof that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Loans, the LIBO Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1), or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;
then Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan, until the Administrative Agent revokes such notice.
8.3Changes in Law Rendering LIBOR Loans Unlawful. If any Change in Law should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBOR Loans or to determine or charge interest rates based on the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or continue LIBOR Loans or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4Funding Losses. Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Administrative Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3), (b) any failure of Borrower to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement, (c) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period. For this purpose, all notices to Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable and conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such notice within 10 days after receipt thereof.
8.5Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
8.6Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.
8.7Mitigation of Circumstances; Replacement of Lenders.
(a)Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender pursuant to Section 15.1, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, designate another bank which is acceptable to Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans and Commitments of such Lender and such Lender’s rights hereunder (other than its existing rights to payments pursuant to Section 7.6 or Section 8.1) and obligations hereunder and the related Loan Documents, without recourse to or warranty by, or expense to, such Lender, provided that: (i) the purchase price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement (including any amounts under Section 8.4), and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (ii) in the case of any such purchase resulting from a claim for compensation under Section 7.6 or Section 8.1, such purchase will result in a reduction in such compensation or payments thereafter; (iii) such purchase does not conflict with applicable law; and (iv) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.
A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such purchase and delegation cease to apply.
Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby Letter of Credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 14.10.

8.8Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s), expiration or termination of the Letters of Credit and termination of this Agreement.
8.9Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section):
(a)Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, all outstanding Loans shall immediately become Base Rate Loans and the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.
(c)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
(e)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(f)Certain Defined Terms. As used in this Section 8.9:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:
(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by Administrative Agent:
(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or
(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and
(2) For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Administrative Agent and Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, so long as Administrative Agent has not received, by 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.
“Early Opt-in Election” means the occurrence of:
(1) a notification by Administrative Agent to (or the request by Borrower to Administrative Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2) the joint election by Administrative Agent and Borrower to trigger a fallback from USD LIBOR and the provision by Administrative Agent of written notice of such election to Lenders.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“USD LIBOR” means the London interbank offered rate for U.S. dollars.
SECTION 9REPRESENTATIONS AND WARRANTIES.
To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and participate in Letters of Credit hereunder and the Issuing Lenders to issue Letters of Credit hereunder, each Loan Party represents and warrants to Administrative Agent and the Lenders that, both before and after giving effect to the Related Transactions and the other transactions contemplated to occur on the Closing Date:
9.1Organization. Each Loan Party is validly existing and in good standing (or equivalent) under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
9.2Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law applicable to any Loan Party, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents).
9.3Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
9.4Financial Condition. The audited consolidated financial statements of the Loan Parties as at December 31, 2020, and the unaudited consolidated financial statements of the Loan Parties as at June 30, 2021, copies of each of which have been delivered to Administrative Agent, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Loan Parties as at such date and the results of their operations for the period then ended.
9.5No Material Adverse Change. Since December 31, 2020, no Material Adverse Effect has occurred.
9.6Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Party’s knowledge, threatened in writing against any Loan Party which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material Contingent Liabilities not listed on Schedule 9.6 or permitted by Section 11.1.
9.7Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Administrative Agent or payoff letters satisfactory to Administrative Agent in its reasonable determination have been delivered to Administrative Agent with respect to the Debt to be Repaid.
9.8Equity Ownership; Subsidiaries.
(a)All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens (other than those in favor of the Administrative Agent, those imposed by applicable securities laws and those contained in the applicable Loan Party’s governing documents), and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities other than any non-compliance that would not reasonably be expected to have a Material Adverse Effect. Schedule 9.8 (i) sets forth the issued and authorized Capital Securities of each Loan Party (other than Holdings) as of the Closing Date, and (b) shows the organizational structure of the Loan Parties and such organizational structure is true and correct as of the Closing Date. All of the issued and outstanding Capital Securities of the Subsidiaries are owned, directly or indirectly, by Holdings. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party (other than Holdings).
(b)On the Closing Date, the Loan Parties do not have any Subsidiaries other than Subsidiaries listed on Schedule 9.8. The Loan Parties do not own or hold, directly or indirectly, any Capital Securities of any Person other than such Subsidiaries and Investments permitted by Section 11.11.
9.9Employee Benefit Plans.
(a)Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan complies with, and has been operated in accordance with, all applicable laws, including ERISA and the Code, and the terms of such Plan; (ii) any Plan intended by a Loan Party to be qualified under Section 401 of the Code is so qualified, and (iii) no Loan Party has any liability for damages, fines, penalties, excise taxes, or other similar amounts with respect to any Plan.
(b)The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Loan Party or other any member of the Controlled Group with respect to a Pension

Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, no Loan Party nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
(c)All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Loan Party nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received written notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any other member of the Controlled Group has received any written notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
9.10Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
9.11Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.12Regulation U. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
9.13Taxes. Each Loan Party has timely filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges due and payable with respect to such return or otherwise owing by a Loan Party, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and such proceedings stay the enforcement and collection upon any Lien for such Taxes. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all Taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
9.14Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties, taken as a whole, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.
9.15Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintains in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances in violation of Environmental Laws.
9.16Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.
9.17Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.
9.18Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
9.19Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
9.20Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
9.21Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
9.22No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.
9.23Patriot Act; Sanctions; Anti-Corruption.

9.23.1Patriot Act. To the extent applicable, each Loan Party is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.
9.23.2Sanctioned Persons. No Loan Party or any director, officer, employee, agent or affiliate of a Loan Party is an individual or entity (for purposes of this Section 9.23, “Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
9.23.3Dealings with Sanctioned Persons. For the past five years, no Loan Party has knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.
9.23.4Anti-Corruption Laws. Each Loan Party and its directors, officers and employees and, to the knowledge of each Loan Party, the agents of any Loan Party, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects. The Loan Parties have instituted and maintain policies and procedures designed to promote continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
9.24Subordinated Debt. The subordination provisions of the Subordinated Debt (if any) are enforceable against the holders of the Subordinated Debt by Administrative Agent and the Lenders. All Obligations constitute senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt. Each Loan Party acknowledges that Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 9.23.
9.25Related Transaction Documents, etc.
(a)The Loan Parties have heretofore furnished the Administrative Agent a true and correct copy of the Related Transaction Documents.
(b)The Loan Parties and, to the Loan Parties’ knowledge, each other party to the Related Transaction Documents, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Transaction Documents and the consummation of transactions contemplated thereby.

(c)The Related Transactions will comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to the Loan Parties’ knowledge, each other party to the Related Transaction Documents will be, prior to consummation of the Related Transaction, duly obtained and will be in full force and effect. As of the date of each of the Related Transaction Documents, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.
(d)The execution and delivery of each of the Related Transaction Documents did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to the Loan Parties’ knowledge, any other party to the Related Transaction Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to the Loan Parties’ knowledge, to which any other party to the Related Transaction Documents is a party or by which any such party is bound.
(e)No statement or representation made in the Related Transaction Documents by the Loan Parties or, to the Loan Parties’ knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
9.26Immaterial Domestic Subsidiaries. Other than Immaterial Domestic Subsidiaries that have become Subsidiary Guarantors, each Immaterial Domestic Subsidiary (including Dormant Subsidiaries) generated EBITDA (or Pro Forma EBITDA in the case of a Permitted Acquisition) of less than $1,000,000 on a pro forma basis for the four Fiscal Quarter period most recently completed and had assets with a net book value of less than $3,000,000.
SECTION 10AFFIRMATIVE COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full (except for contingent indemnification obligations for which no claim then exists) and all Letters of Credit have been terminated, each Loan Party agrees that (it being agreed that this Section 10 shall apply to all Excluded Subsidiaries), unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
10.1Reports, Certificates and Other Information. Furnish to Administrative Agent and each Lender:
10.1.1Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year (commencing with the Fiscal Year ended December 31,

2021): (a) a copy of the annual audit report of Holdings and its Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Holdings and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Holdings and reasonably acceptable to Administrative Agent (“Acceptable Auditor”), together with a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of Holdings, its Subsidiaries and its percentage interest in any Joint Ventures as of the end of such Fiscal Year and a consolidating statement of earnings for Holdings, its Subsidiaries and its percentage interest in any Joint Ventures for such Fiscal Year, certified by a Senior Officer of Holdings.
10.1.2Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ended June 30, 2021, (a) consolidated and consolidating balance sheets of Holdings, its Subsidiaries and its percentage interest in any Joint Ventures as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Senior Officer of Holdings; and (b) a work-in-process report and accounts receivable aging report, in each case, in substantially the same form as the reports provided to the Administrative Agent prior to the Closing Date, in each case, certified by a Senior Officer of Holdings.
Notwithstanding the foregoing, the obligations Sections 10.1.1(a) and 10.1.2(a) may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 10.1.1(a), such materials are accompanied by a report and opinion of an Acceptable Auditor on the same terms set forth in Section 10.1.1(a).
10.1.3Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B (setting forth the applicable financial information on a trailing twelve month basis), with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Holdings, containing (a) a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, (b) a written statement of Holdings’ management setting forth a discussion of the financial condition, changes in financial condition and results of operations of Holdings and its Subsidiaries, and (c) a list of all Excluded Subsidiaries and certifying that each Immaterial Domestic Subsidiary qualifies as an Immaterial Domestic Subsidiary and that all such Immaterial Domestic Subsidiaries in the aggregate do not exceed the limitation set forth in the definition of Immaterial Domestic Subsidiary.

10.1.4Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of Holdings filed with the SEC; copies of all registration statements of Holdings filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
10.1.5Notice of Default, Litigation, ERISA and other Matters. Unless available on-line to the public, promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the applicable Loan Party affected thereby with respect thereto:
(a)the occurrence of a Default or an Event of Default;
(b)to the extent that any litigation, arbitration or governmental investigation or proceeding involving any Loan Party could reasonably be expected to have a Material Adverse Effect or result in an Event of Default if determined adversely to the interests of the Loan Parties, the occurrence of such litigation, arbitration or governmental investigation or proceeding;
(c)(i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code) or to any Multiemployer Pension Plan, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that a Loan Party furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of any event with respect to any Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (v) any material increase in the contingent liability of a Loan Party with respect to any post-retirement welfare benefit plan or other Plan, or (vi) any notice that (A) any Plan is in reorganization, (B) increased contributions to a Plan may be required to avoid a reduction in plan benefits or the imposition of an excise tax, (C) any Plan is or has been funded at a rate less than that required under Section 412 of the Code, (D) any Plan is or may be terminated, (E) any Plan is or may become insolvent, or (F) any Plan intended to be qualified under Section 401 of the Code is not so qualified or that damages, fines, excise taxes, or penalties may be imposed on any Loan Party with respect to a Plan;
(d)any cancellation or material adverse change in any insurance maintained by any Loan Party;
(e)any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect;
(f)the occurrence of any material default or material breach that remains uncured after any applicable grace period under the Related Transaction Documents;

(g)the occurrence of any material default or material breach under any lease or similar agreement with respect to any location where any Collateral is located with a fair market value in excess of $5,000,000; or
(h)any demand or claim for indemnification from a surety under any of the bond indemnity agreements entered into by a Loan Party.
10.1.6Private Lender Information. Promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 10.1, confirmation of whether such statements or information contain any Private Lender Information. Each Loan Party and Lender acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) and, if documents or notices required to be delivered pursuant to Section 10.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant secure website or other information platform (for purposes of this Section, the “Platform”), any document or notice that any Loan Party has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Loan Parties have not indicated whether a document or notice delivered pursuant to Section 10.1 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Private Lender Information with respect to the Loan Parties and their securities. The Loan Parties further acknowledge and agree, at the reasonable request of the Administrative Agent, to assist in the preparation of a version of any materials that removes all Private Lender Information such that such materials only contain Public Lender Information.
10.1.7[Reserved].
10.1.8KYC. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing roles and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
10.1.9Projections. As soon as practicable, and in any event not later than 45 days after the commencement of each Fiscal Year, financial projections for Holdings and its Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by Holdings to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent.
10.1.10 Subordinated Debt Notices; Joint Venture Notices; Related Transaction Notices. Promptly following receipt or delivery, copies of any notices (including notices of default or acceleration) received by a Loan Party or delivered by a Loan Party in connection with any Subordinated Debt, any Joint Venture or the Related Transactions.

10.1.11 Other Information. Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning the Loan Parties, their properties or business, as any Lender or Administrative Agent may reasonably request.
10.2Books, Records and Inspections. Keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit any Lender or Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Loan Party hereby authorizes such independent auditors to discuss such financial matters with any Lender or Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit Administrative Agent and its representatives to inspect the Equipment and other tangible assets of the Loan Parties, to perform appraisals, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Equipment, Accounts and any other Collateral. All such inspections or audits by Administrative Agent shall be at Borrower’s expense, provided that so long as no Default or Event of Default exists, Borrower shall not be required to reimburse Administrative Agent for inspections or audits more frequently than once each Fiscal Year.
10.3Maintenance of Property; Insurance.
(a)Keep all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.
(b)Maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than those set forth on such schedule; and, upon the written request of Administrative Agent or any Lender, furnish to Administrative Agent or such Lender original or electronic copies of policies evidencing such insurance, and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. Loan Parties shall cause each issuer of an insurance policy to provide Administrative Agent with an endorsement (i) showing Administrative Agent as Lender’s Loss Payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an Additional Insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Administrative Agent prior to any cancellation of such policy and (iii) reasonably acceptable in all other respects to Administrative Agent. Each Loan Party shall execute and deliver to Administrative Agent a collateral assignment, in form and substance reasonably satisfactory to Administrative Agent, of each business interruption insurance policy maintained by such Loan Party.

(c)UNLESS BORROWER PROVIDES ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING ADMINISTRATIVE AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.
10.4Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.
10.5Maintenance of Existence, etc. Maintain and preserve (subject to Section 11.5) (a) its existence and good standing (or equivalent) in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).
10.6Use of Proceeds. Use the proceeds of the Loans and Letters of Credit solely to refinance the Debt to be Repaid, to finance a portion of the Related Transactions, including any related transaction costs and expenses, to pay the purchase price and related transaction costs and expenses in respect of Permitted Acquisitions, for working capital purposes, and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
10.7Employee Benefit Plans.
(a)Maintain, and cause each other member of the Controlled Group to maintain, each Plan in substantial compliance with all applicable requirements of law and regulations.
(b)Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.
(c)Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.
10.8Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Loan Party shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Loan Party shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.
10.9Further Assurances. Take such actions as are necessary or as Administrative Agent or the Required Lenders may reasonably request in writing from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Administrative Agent (subject to Permitted Liens) on substantially all of the assets of each Loan Party other than Excluded Subsidiaries (including 100% of the Capital Securities of each Subsidiary other than a CFC, and 65% of all Capital Securities of each

CFC) and guaranteed by each Loan Party other than Excluded Subsidiaries, in each case as Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession. In the event that any Immaterial Domestic Subsidiary is no longer an Immaterial Domestic Subsidiary pursuant to the definition thereof, such Subsidiary shall become a Subsidiary Guarantor and otherwise comply with the terms of this Section.
10.10Deposit Accounts. Unless the Administrative Agent otherwise consents in writing, by no later than one hundred eighty (180) days following the Closing Date (or a longer period of time as approved by the Administrative Agent), maintain all of each Loan Party’s deposit, operating, securities and similar accounts with the Administrative Agent; provided that, (a) the Loan Parties in existence on the Closing Date may maintain deposit accounts with one or more of the Lenders so long as such deposit accounts are subject to a Control Agreement by no later than sixty (60) days following the Closing Date (or a longer period of time as approved by the Administrative Agent), (b) the Loan Parties may maintain deposit accounts with other financial institutions so long as the amount of deposits maintained in all such deposit accounts does not exceed $5,000,000 in the aggregate at any time, and (c) the Loan Parties may maintain Excluded Accounts. Notwithstanding the foregoing, in the case of a Loan Party acquired in a Permitted Acquisition, such Loan Party shall have one hundred eighty (180) days following the closing of such Permitted Acquisition (or a longer period of time as approved by the Administrative Agent) to maintain all of each Loan Party’s deposit, operating, securities and similar accounts with the Administrative Agent.
10.11Collateral Access Agreements. Unless the Administrative Agent otherwise consents in writing, by no later than ninety (90) days following the Closing Date (or a longer period of time as approved by the Administrative Agent), obtain a Collateral Access Agreement from (a) the lessor of each leased location of a Loan Party where Collateral valued at $5,000,000 or more is located or where material books and records are located (including the chief executive office of each Loan Party), and (b) any warehousemen, processor, bailee or other third party in possession of Collateral in excess of $5,000,000. Notwithstanding the foregoing, in the case of a Permitted Acquisition or any additional leased location or warehousemen/bailee location, the Loan Parties shall have ninety (90) days following the closing of such Permitted Acquisition or the entry of the applicable lease agreement or warehousemen/bailment agreement (or a longer period of time as approved by the Administrative Agent) to obtain a Collateral Access Agreement for locations described in clauses (a) and (b) of this Section.
10.12Credit Ratings. Use commercially reasonable efforts to maintain at all times a public corporate rating or public corporate family rating, as applicable, by two of S&P, Moody’s and Fitch, in each case with no requirement to maintain any specific minimum rating (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and reasonable cooperation with information and data requests by Moody’s, S&P and Fitch, as applicable, in connection with their ratings process).

10.13Sanctions; Anti-Corruption Laws. The Loan Parties will maintain in effect policies and procedures designed to promote compliance by the Loan Parties and their respective directors, officers and employees with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws, other than to the extent this covenant would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).
10.14Post-Closing Obligations. The Loan Parties shall cause to be performed and completed all of the obligations set forth on Schedule 10.14 within the time periods set forth therein (which may be extended at the Administrative Agent’s discretion) and the failure to perform or complete such obligations shall constitute as immediate and automatic Event of Default hereunder without the requirement of notice or further action by Administrative Agent.

SECTION 11NEGATIVE COVENANTS
Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full (except for contingent indemnification obligations for which no claim then exists) and all Letters of Credit have been terminated, each Loan Party agrees that (it being agreed that this Section 11 shall apply to all Excluded Subsidiaries), unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
11.1Debt. Not create, incur, assume or suffer to exist any Debt, except:
(a)Obligations under this Agreement and the other Loan Documents;
(b)Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $85,000,000;
(c)Debt of a Loan Party that is the Borrower or a Guarantor owed to another Loan Party that is the Borrower or a Guarantor; provided that such Debt shall be governed by an Intercompany Note;
(d)Debt of the Borrower owed to any Excluded Subsidiary or Debt of any Excluded Subsidiary owed to the Borrower; provided that (i) in the case of any such Debt owed by any Excluded Subsidiary to the Borrower, the aggregate amount of such Debt shall be limited to the amounts permitted under Section 11.11(g) hereof and shall be governed by an Intercompany Note, and (b) in the case of any such Debt owed by the Borrower to any Excluded Subsidiary, such Debt shall be governed by an Intercompany Note;
(e)Subordinated Debt (if any);
(f)the High-Yield Bond Debt;

(g)Hedging Obligations incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;
(h)Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;
(i)the Debt to be Repaid (so long as such Debt is repaid on the Closing Date);
(j)Debt (including Contingent Liabilities of the Loan Parties with respect to such Debt) of the Joint Ventures that is recourse to a Loan Party (not to exceed $20,000,000 in the aggregate at any time) so long as such Debt is not secured by a Lien granted by a Loan Party;
(k)other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $30,000,000;
(l)Contingent Liabilities arising with respect to (i) customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.5, (ii) typical and customary indemnification obligations in favor of officers, directors, managers, employees and agents set forth in a Loan Party’s governing documents and/or typical and customary indemnification obligations set forth in third party contracts entered into by a Loan Party in the ordinary course of business, and (iii) customary purchase price adjustments or indemnity obligations in connection with any Permitted Acquisition;
(m)Debt assumed by a Loan Party in connection with a Permitted Acquisition so long as, immediately before and after giving effect to such Permitted Acquisition, no Default or Event of Default shall exist;
(n)Debt of a Loan Party in respect of performance bonds, bid bonds, appeal bonds or surety bonds, in each case, in the ordinary course of business and consistent with past practice;
(o)Debt incurred as a result of endorsing negotiable instruments in the ordinary course of business; and
(p)any guaranty made by a Loan Party in the ordinary course of business related to a specific construction project Joint Venture so long as such guaranty is not secured by a Lien granted by a Loan Party.
11.2Liens. Not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(b)Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(c)Liens described on Schedule 11.2 as of the Closing Date and the replacement, extension and renewal thereof so long as the principal amount is not increased from the principal amount in existence immediately prior to such replacement, extension or renewal;
(d)subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;
(e)attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $5,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f)easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
(g)Liens arising under the Loan Documents;
(h)the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without an increase in the amount thereof);

(i)Liens on insurance proceeds and the unearned portion of insurance premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;
(j)Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Loan Parties;
(k)Normal and customary rights of setoff upon deposits in favor of depository institutions and Liens of a collecting bank on payment items in the course of collection;
(l)Non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of collection;
(m)Liens arising out of consignment or similar arrangements for the sale of goods entered into by a Loan Party in the ordinary course of business and Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers in the ordinary course of business; and
(n)other Liens in addition to the Liens listed above for sums not exceeding $20,000,000 in the aggregate.
11.3Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Lender, Lender, underwriter, advisor, investor, or otherwise).
11.4Restricted Payments. Not (i) make any dividend, distribution, preferred return, interest or similar payment to any of its shareholders, partners or members on account of their Capital Securities in respect of any Loan Party, (ii) purchase or redeem any of its Capital Securities (including the Common Capital Securities and any capital stock, partnership interests, membership interests or other equity interests or any warrants, options or other rights in respect thereof), (iii) purchase or redeem any portion of the High-Yield Bond Debt, (iv) pay any management fees, closing fees, service fees or similar fees to any of its shareholders, partners, members or any Affiliate thereof, (v) make any payment with respect to Subordinated Debt, or (vi) set aside funds for any of the foregoing. Notwithstanding the foregoing:
(a)any Loan Party may pay dividends or make other distributions to any other Loan Party that is the Borrower or a Guarantor;

(b)the Borrower may purchase or redeem all or a portion of the High-Yield Bond Debt in accordance with the terms of the applicable Related Transaction Documents if and only to the extent that at the time of any such purchase or redemption: (i) the Administrative Agent has received a Compliance Certificate and the consolidated financial statements of the Loan Parties for the Fiscal Quarter immediately preceding the Fiscal Quarter in which the purchase or redemption is made in accordance with Sections 10.1.2 and 10.1.3, (ii) no Default or Event of Default has occurred and is continuing, and no Default or Event of Default would occur as a result of the making of any such purchase or redemption, (iii) the Loan Parties are in pro forma compliance with the financial covenants contained in Section 11.14 as of the then most recently completed Fiscal Quarter (tested on a pro forma basis as of the then most recently completed Fiscal Quarter giving effect to such purchase or redemption and any other payments made on or about such date and any Debt incurred on or about such date), (iv) before and after giving effect to such purchase or redemption the pro forma Total Net Leverage Ratio is less than 2.50 to 1.00 as of the then most recently completed Fiscal Quarter (tested on a pro forma basis as of the then most recently completed Fiscal Quarter giving effect to such purchase or redemption and any other payments made on or about such date and any Debt incurred on or about such date), (v) the Administrative Agent shall have received financial statements, bank statements and other similar information requested by the Administrative Agent with respect to the Loan Parties showing that the Loan Parties have Minimum Liquidity of at least $25,000,000 on the last day of such month (on a pro forma basis giving effect to such purchase or redemption and any other payments made on or about such date and any Debt incurred on or about such date), which amount of Minimum Liquidity shall be certificated in writing by a Senior Officer of the Loan Parties, (vi) the aggregate amount of all such purchases and redemptions under this clause (b) for any trailing twelve (12) month period shall not exceed $20,000,000 (notwithstanding the foregoing, any purchase or redemption made with the proceeds of any new issuance of Capital Securities by Holdings shall not be subject to such cap), and (vii) Administrative Agent shall have received from the Loan Parties at least fifteen (15) days (or such shorter period as agreed by the Administrative Agent in its sole discretion) advance written notice of the proposed purchase or redemption, together with sufficient documentation to enable Administrative Agent to verify to its reasonable satisfaction that the proposed purchase or redemption meets all of the requirements of, and does not exceed the amount permitted under, this paragraph; provided, however, there shall be no limit to the amount of such purchases or redemptions of the High-Yield Bond Debt when the pro forma Total Net Leverage Ratio is less than 1.00 to 1.00 (tested on a pro forma basis as of the then most recently completed Fiscal Quarter giving effect to such purchase or redemption and any other payments made on or about such date and any Debt incurred on or about such date) so long as no Default or Event of Default has occurred and is continuing, and no Default or Event of Default would occur as a result of the making of any such purchase or redemption;
(c)Holdings may pay dividends or distributions in respect of its common Capital Securities to the holders of such common Capital Securities in accordance with its certificate of incorporation and other organizational documents if and only to the extent that at the time of any such dividend or distribution: (i) the Administrative Agent has received a Compliance Certificate and the consolidated financial statements of the Loan Parties for the Fiscal Quarter immediately preceding the Fiscal Quarter in which the dividend or distribution is made in accordance with Sections 10.1.2 and 10.1.3, (ii) no Default or Event of Default has occurred and is continuing, and no Default or Event of Default would occur as a result of the making of any such dividend or distribution, (iii) the Loan Parties are in pro forma compliance with the financial covenants contained in Section 11.14 as of the then most recently completed Fiscal Quarter (tested on a pro forma basis as of the then most recently completed Fiscal Quarter giving effect to such dividend or distribution and any other payments made on or about such date and any Debt incurred on or about such date), (iv) before and after giving effect to such dividend or distribution the pro forma Total Net Leverage Ratio is less than 2.50 to 1.00 as of the then most recently completed Fiscal Quarter (tested on a pro forma basis as of the then most recently completed Fiscal Quarter giving effect to such dividend or distribution and any other payments made on or about such date and any Debt incurred on or about such date), (v) the Administrative Agent shall have received financial statements, bank statements and other similar information requested by the Administrative Agent with respect to the Loan Parties showing that the Loan Parties have Minimum Liquidity of at least $25,000,000 on the last day of such month (on a pro forma basis giving effect to such dividend or distribution and any other payments made on or about such date and any Debt incurred on or about such date), which amount of Minimum Liquidity shall be certificated in writing by a Senior Officer of the Loan Parties, (vi) the aggregate amount of all such dividends or distributions under this clause (c) for any trailing twelve (12) month period shall not exceed $20,000,000, and (vii) Administrative Agent shall have received from the Loan Parties at least fifteen (15) days (or such shorter period as agreed by the Administrative Agent in its sole discretion) advance written notice of the proposed dividend or distribution, together with sufficient documentation to enable Administrative Agent to verify to its reasonable satisfaction that the proposed dividend or distribution meets all of the requirements of, and does not exceed the amount permitted under, this paragraph; provided, however, there shall be no limit to the amount of such dividends or distributions in respect of the common Capital Securities of Holdings when the pro forma Total Net Leverage Ratio is less than 1.00 to 1.00 (tested on a pro forma basis as of the then most recently completed Fiscal Quarter giving effect to such dividend or distribution and any other payments made on or about such date and any Debt incurred on or about such date) so long as no Default or Event of Default has occurred and is continuing, and no Default or Event of Default would occur as a result of the making of any such dividend or distribution; and
(d)The Loan Parties may make payments in respect of Subordinated Debt (if any) to the extent permitted by the applicable Subordination Agreement, which payments shall not be limited to the extent paid for with the proceeds of Capital Securities issued by Holdings.
11.5Mergers, Consolidations, Sales. Not (i) be a party to any merger or consolidation, (ii) sell, transfer, dispose of, convey or lease any of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory or the sale, lease or contribution of Equipment or lease of real property in the ordinary course of business, or (iii) sell or assign with or without recourse any receivables, except for
(a)any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Loan Party into the Borrower or into any Guarantor;
(b) any such purchase or other acquisition by the Borrower or any Guarantor of the assets or Capital Securities of any Loan Party;
(c)Permitted Acquisitions;
(d)sales and dispositions (including dissolutions) of Immaterial Domestic Subsidiaries for at least fair market value (as determined by the board of directors or managers of the applicable Loan Party) in the ordinary course of business so long as, immediately before and after giving effect to such Acquisition, no Default or Event of Default exists;
(e)the donation of assets (other than Capital Securities of the Borrower or any Subsidiary Guarantor) at the conclusion of a project in the ordinary course of business so long as, immediately before and after giving effect to such donation, no Default or Event of Default exists; and
(f) sales and dispositions of assets (other than Capital Securities of the Borrower or any Subsidiary Guarantor) for at least fair market value (as determined by the board of directors or managers of the applicable Loan Party) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year.
11.6Modification of Organizational Documents. Not amend or modify its charter, by-laws or other organizational documents in any way which could reasonably be expected to adversely affect the interests of the Lenders; not change its state of formation or its organizational form.
11.7Transactions with Affiliates. Not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are materially less favorable than are obtainable from any Person which is not one of its Affiliates.
11.8Unconditional Purchase Obligations. Not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.9Inconsistent Agreements. Not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to any Loan Party that is the Borrower or a Guarantor, or pay any Debt owed to any Loan Party that is the Borrower or a Guarantor, (ii) make loans or advances to any Loan Party that is the Borrower or a Guarantor, or (iii) transfer any of its assets or properties to any Loan Party that is the Borrower or a Guarantor, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.
11.10Business Activities; Issuance of Equity. Not engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related or ancillary thereto. Not issue any Capital Securities other than any issuance of Capital Securities that does not result in a Change of Control.
11.11Investments. Not make or permit to exist any Investment in any other Person, except the following:
(a)contributions by any Loan Party to the capital of any other Loan Party, so long as the recipient of any such capital contribution is the Borrower or a Guarantor;
(b)[reserved];
(c)Investments constituting Debt permitted by Section 11.1;
(d)Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;
(e)Cash Equivalent Investments;
(f)Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;
(g)Investments made after the Closing Date by Borrower or any Subsidiary Guarantor in any Excluded Subsidiary so long as the aggregate amount of such Investments does not exceed $10,000,000 at any time and all such Investments are governed by an Intercompany Note;

(h)Permitted Acquisitions;
(i)other Investments not exceeding $30,000,000 in the aggregate at any time; and
(j)Investments listed on Schedule 11.11 as of the Closing Date;
provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no new Investment otherwise permitted by clause (c), (d), (g), (h) or (i) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.
11.12Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, (a) any of the organizational documents of any Loan Party or any Joint Venture to the extent such amendment, modification or waiver could be adverse to the interests of any Lender, (b) the Related Transaction Documents to the extent such amendment, modification or waiver could be adverse to the interests of any Lender, or (c) any provisions of any Subordinated Debt (except as permitted under the applicable Subordination Agreement).
11.13Fiscal Year. Not change its Fiscal Year.
11.14Financial Covenants.
11.14.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than 1.20 to 1.00, commencing with the Computation Period ending September 30, 2021.
11.14.2 First Lien Net Leverage Ratio. Not permit the First Lien Net Leverage Ratio as of the last day of any Computation Period to exceed 1.75 to 1.00, commencing with the Computation Period ending September 30, 2021. Notwithstanding anything to the contrary, at the written request of the Borrower at the time of a Permitted Acquisition (such request to be made prior the last day of the Fiscal Quarter during which the Permitted Acquisition was consummated) and subject to satisfaction of the conditions set forth below, the maximum First Lien Net Leverage Ratio will increase to 2.00 to 1.00 as of the last day of the Fiscal Quarter during which the Permitted Acquisition was consummated and for the then following two Fiscal Quarters (i.e. if a Permitted Acquisition is consummated on September 15, 2021, the maximum First Lien Net Leverage Ratio will increase to 2.00 to 1.00 for the Fiscal Quarters ending September 30, 2021, December 31, 2021 and March 31, 2022) (each such increase, a “First Lien Net Leverage Increase”), and thereafter shall decrease to 1.75 to 1.00; provided, however, the following conditions must be satisfied as a condition to the effectiveness of any First Lien Net Leverage Increase: (a) the value of the Permitted Acquisition must be greater than $25,000,000; (b) the pro forma First Lien Net Leverage Ratio at the time the Permitted Acquisition is consummated shall not exceed 1.50 to 1.00; (c) there shall only be four (4) First Lien Net Leverage Increases during the term of this Agreement; (d) the Borrower shall not be entitled to the benefit of more than one (1) First Lien Net Leverage Increase in consecutive Fiscal Quarters;

and (e) the First Lien Net Leverage Ratio must not exceed 1.75 to 1.00 for at least one Fiscal Quarter between a First Lien Net Leverage Increase and the next First Lien Net Leverage Increase.
11.15Division/Series Transactions. Not enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction.

SECTION 12EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
The obligation of each Lender to make its Loans and of the Issuing Lenders to issue Letters of Credit is subject to the following conditions precedent:
12.1Initial Credit Extension. The obligation of Lenders to make the initial Loans on the Closing Date and the obligation of Issuing Lenders to issue their initial Letters of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the following conditions precedent, each of which must be satisfied (or waived) in a manner reasonably acceptable to the Administrative Agent the Lenders (and the date on which all such conditions precedent have been satisfied or waived by Administrative Agent and Lenders is called the “Closing Date”):
12.1.1Repayment of Debt to be Repaid. All Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated.
12.1.2Capitalization and Related Transactions. Administrative Agent shall have received evidence, reasonably satisfactory to Administrative Agent, that (i) the Loan Parties have completed the Related Transactions (or concurrently with the closing of this Agreement will complete the Related Transactions) in accordance with the terms of the Related Transaction Documents (without any material amendment thereto or waiver thereunder unless consented to by the Required Lenders), (ii) pursuant to the Related Transaction with respect to the sale of the Common Capital Securities, Holdings has received net cash proceeds of at least $201,250,001, and (iii) pursuant to the Related Transaction with respect to the issuance of the High-Yield Bond Debt, the Borrower has received net cash proceeds of at least $300,000,000. In connection with the closing of the Related Transactions, all Series A Preferred Stock and Series B Preferred Stock of Holdings shall be redeemed, converted or otherwise retired such that only common Capital Securities of Holdings will be issued and outstanding upon the consummation of the Related Transactions.
12.1.3Documentation. Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”):

(a)Agreement and Notes. This Agreement, the Revolving Loan Notes and the Swing Line Loan Note made payable to each applicable Lender.
(b)Authorization Documents. For the Borrower and each Guarantor, such Person’s (a) charter (or similar formation document), certified by the appropriate Governmental Authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
(c)Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.
(d)Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.
(e)Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by the Borrower and each Guarantor, together with all instruments, transfer powers and other items required to be delivered in connection therewith.
(f)Perfection Certificate. A Perfection Certificate completed and executed by the Borrower and each Guarantor.
(g)Control Agreements. All Control Agreements that are required to be delivered on the Closing Date.
(h)Related Transaction Documents. Copies of the Related Transaction Documents certified by the secretary or assistant secretary (or similar officer) of Holdings as being true, accurate and complete.
(i) Opinions of Counsel. Opinions of counsel for the Borrower and each Guarantor, including local counsel reasonably requested by Administrative Agent.
(j)Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

(k)Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).
(l)Solvency Certificate. A Solvency Certificate executed by a Senior Officer of Borrowers.
(m)Pro Forma. A consolidated pro forma balance sheet of the Loan Parties as at the Closing Date, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.
(n)Financial Projections. Projected income statements, balance sheets and cash flow statements prepared by Holdings and giving effect to the Related Transactions and the additional Loans hereunder on an annual basis for Fiscal Years 2021 through 2026.
(o)Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Borrower or any Guarantor (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as Administrative Agent may reasonably request.
(p)Filings, Registrations and Recordings. Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.
(q)Closing Certificate. A certificate executed by an officer of Holdings and the Borrower certifying (a) the matters set forth in Section 12.2.1 as of the Closing Date, and (b) the occurrence of the closing of the Related Transactions substantially contemporaneously herewith and that such closing has been or is concurrently being consummated in accordance with the terms of the Related Transaction Documents without waiver of any material condition thereof; together with evidence that all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties in connection with the Related Transactions have been duly obtained and are in full force and effect.
(r)Financial Requirements. Evidence reasonably satisfactory to the Administrative Agent that after giving effect to the funding of the initial Loans as provided hereunder and consummation of the Related Transactions, including the payment of all fees, costs and expenses as set forth in Section 12.13(k) above, the Loan Parties shall have (calculated on a pro forma basis after giving effect to the Related Transactions) a minimum trailing twelve (12) month EBITDA of at least $110,000,000 as of June 30, 2021.
(s)Organizational Chart. Delivery of a pro forma organizational chart showing the Loan Parties as of the Closing Date, which organizational chart shall be certified as true and correct by a Senior Officer of Holdings and Borrower.
(t)Other. Such other documents as Administrative Agent or any Lender may reasonably request.
12.2Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lenders to issue each Letter of Credit is subject to the following further conditions precedent that:
12.2.1Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing of a Loan and the issuance of any Letter of Credit, the following statements shall be true and correct:
(a)the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
(b)no Default or Event of Default shall have then occurred and be continuing.
12.2.2Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a Senior Officer of Borrower as to the matters set out in Section 12.2.1 (it being understood that each request by Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13EVENTS OF DEFAULT AND THEIR EFFECT.
13.1Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
13.1.1Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three (3) Business Days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by Borrower hereunder or under any other Loan Document.
13.1.2Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $15,000,000 (including the Related Transaction Documents in respect of the High-Yield Bond Debt) and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
13.1.3Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.
13.1.4Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
13.1.5Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5(a),

10.1.9, 10.3(b), 10.5 , 10.6, 10.10, 10.11, 10.14 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days after written notice thereof by Administrative Agent.
13.1.6Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
13.1.7Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $15,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or 430(i) of the Code; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $15,000,000.
13.1.8Judgments. Final judgments which exceed an aggregate of $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is financially sound and reputable and not an Affiliate of any Loan Party, has been notified of the potential claim and does not dispute coverage) shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.
13.1.9Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
13.1.10 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
13.1.11 Change of Control. A Change of Control shall occur.

13.2Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of any Loan Party, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that Borrower immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or Borrower shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Administrative Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.
13.3Equity Cure Right. In the event that the Loan Parties fail to comply with any financial covenant contained in Section 11.14.1 or Section 11.14.2 (a “Financial Covenant Default”), notwithstanding anything herein to the contrary, the Loan Parties shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure Right”):
(a)In the event the Loan Parties desire to cure the Financial Covenant Default, the Borrower shall deliver to the Administrative Agent irrevocable written notice of the Borrower’s intent to cure (a “Cure Notice”) no later than ten (10) days after the date on which financial statements and a Compliance Certificate as of and for the period ending on the last day of the Fiscal Quarter as of which such Financial Covenant Default occurred (the “Testing Dates”) are required to be delivered; provided, however, that the Equity Cure Right is subject to the following limitations: (i) the aggregate amount paid during the term of this Agreement with respect to the Equity Cure Right shall not exceed $10,000,000, (ii) the Equity Cure Right may not be exercised on more than four (4) occasions during the term of this Agreement, and (iii) the Equity Cure Right may not be exercised for any two (2) consecutive Fiscal Quarters.
(b)The Cure Notice shall set forth the calculation of the applicable “Financial Covenant Cure Amount” (as hereinafter defined).
(c)Notwithstanding anything to the contrary contained herein, all amounts received by the Borrower or any Affiliate of the Borrower with respect to the Equity Cure Right shall be paid to the Administrative Agent for the benefit of the Lenders and applied to reduce the outstanding principal amount of the Revolving Loans until paid in full on the terms set forth in Section 6.3.
(d)In the event the Loan Parties deliver a Cure Notice, there shall be purchased Capital Securities of (or cash capital contributions to) Holdings for further contribution to Borrower for cash consideration in an amount not less than the Financial Covenant Cure Amount no later than five (5) days after receipt by Administrative Agent of the Cure Notice (the “Required Contribution Date”) notwithstanding anything to the contrary contained herein. The Financial Covenant Cure Amount shall equal (as calculated below, the “Financial Covenant Cure Amount”):
(A)    if the Financial Covenant Default is the failure to comply with Section 11.14.2 (a “Leverage Default”), an amount equal to the amount which, if included in EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with such covenant as of such Testing Date;
(B)    if the Financial Covenant Default is the failure to comply with Section 11.14.1 (a “Coverage Default”) an amount which, when included in EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with such covenant as of such Testing Date; and
(C)    if two or more of a Leverage Default or Coverage Default exist as of a Testing Date, the Financial Covenant Cure Amount shall equal the greater of the amounts calculated pursuant to clauses (A) and (B).
(e)From the effective date of delivery of a Cure Notice until the earlier to occur of the Required Contribution Date and the date on which Administrative Agent is notified that the required contribution will not be made (it being agreed that failure to pay the required contribution shall constitute a separate and distinct Event of Default hereunder), the Event of Default in respect of which the Cure Notice was delivered shall not be deemed to exist for purposes of (and neither Administrative Agent nor any Lender shall exercise rights in respect thereof) the imposition of default interest, default Letter of Credit fees, acceleration of the Obligations, termination of the Commitments or the exercise of any enforcement remedy against any Loan Party or any property of a Loan Party; provided, however, (1) any amounts paid in connection with the exercise of the Equity Cure Right shall be included in the calculation of EBITDA for purposes of determining compliance with the financial covenants contained in Section 11.14 for the next three Fiscal Quarters thereafter but disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing (including setting the Applicable Margin) and all other items governed by reference to EBITDA, and (2) any Loans prepaid with amounts paid in connection with the exercise of the Equity Cure Right shall be deemed outstanding for purposes of determining compliance with the financial covenants for the current Fiscal Quarter and the next three Fiscal Quarters thereafter. Notwithstanding anything to the contrary, nothing herein shall prevent or limit Administrative Agent from exercising any of its rights under any Subordination Agreement so long as such Financial Covenant Default exists, and until timely receipt of the Financial Covenant Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, Section 12.2 hereof, and the other Loan Documents.
13.4Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Loan Parties shall approve Administrative Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Administrative Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (a) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (b) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (c) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).
For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Administrative Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.
SECTION 14THE AGENT.
14.1Appointment and Authorization. Each Lender and Issuing Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes CIBC Bank USA to take such action on its behalf as Administrative Agent under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law regardless of whether a Default or Event of Default has occurred and is continuing. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
14.2Issuing Lenders. The Issuing Lenders shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by them and the documents associated therewith. The Issuing Lenders shall have all of the benefits and immunities (a) provided to Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lenders in connection with Letters of Credit issued by them or proposed to be issued by them and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lenders with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lenders.
14.3Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorneyinfact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct.
14.4Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law or (c) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliates thereof.
14.5Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
14.6Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

14.7Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.
14.8Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any Agent Advances and any costs or outofpocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

14.9Administrative Agent in Individual Capacity. CIBC US and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates thereof as though CIBC US were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC US or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of Loan Parties or such Affiliates) and acknowledges that Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC US and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC US were not Administrative Agent, and the terms “Lender” and “Lenders” include CIBC US and its Affiliates, to the extent applicable, in their individual capacities.
14.10Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Administrative Agent). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided, however, until such time as a successor agent has accepted its appointment as Administrative Agent, the retiring Administrative Agent shall continue to serve as the collateral agent under the Collateral Documents with respect to the Collateral for the ratable benefit of the Lenders and their respective successors, endorsees, transferees and assigns. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

14.11Collateral Matters. Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii)  (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.
14.12Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.
14.13Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5 and 15.17.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
14.14Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15GENERAL.
15.1Waiver; Amendments. No delay on the part of Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Except as provided in Section 8.9(c), no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder or change the pro rata sharing of payments as set forth in Section 7.5, in each case, without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); (d) release any Guarantor from its obligations under the Guaranty and Collateral Agreement, other than as part of or in connection with any disposition permitted hereunder, or all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.11), change the definition of Required Lenders, any provision of Section 7.2, any provision of this Section 15.1, any provision of Section 13.3 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (d), the written consent of all Lenders. No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lenders in their capacities as such shall be amended, modified or waived without the consent of the Issuing Lenders. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender. No provision of this Agreement relating to the rights and duties of any Lender to which Bank Product Obligations are owed (including Hedging Obligations) shall be amended, modified or waived without the consent of such Lender.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) other than with respect to increases pursuant to Section 2.2.5 for which Required Lender consent is not required, to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Borrower may appoint a Replacement Lender pursuant to Section 8.7(b).
Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.
15.2Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
15.3Notices.
(a)Generally. Except as otherwise provided in Sections 2.2.2 and 2.2.3, or clauses (b) and (c) below, all notices hereunder shall be in writing (including facsimile transmission and email) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by email shall be deemed to have been given as provided in clause (b) below; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Administrative Agent shall be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Platform.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Administrative Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

15.4Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
15.5Costs and Expenses. Each Loan Party, jointly and severally agrees to pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Loan Party agrees to pay, and to save Administrative Agent and the Lenders harmless from all liability for, any fees of Holdings’ or any other Loan Party’s auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6Assignments; Participations.
15.6.1Assignments.
(a)Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Administrative Agent, the Issuing Lenders (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender) or an Approved Fund (other than an Approved Fund of a Defaulting Lender)). Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender (provided that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations). Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Notwithstanding anything herein to the contrary, no assignment may be made to any equity holder of a Loan Party, any Affiliate of any equity holder of a Loan Party, any Loan Party, any holder of Subordinated Debt, any holder of any Debt that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.
(b)From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Administrative Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it.
(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
15.6.2Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (d) each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register (the “Participation Register”) as to the participations granted and transferred under this Section 15.6.2 containing the same information specified in Section 15.7 on the Register as if the each participant were a Lender, and no participation may be transferred except as recorded in such Participation Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Notwithstanding anything herein to the contrary, no participation may be sold to any equity holder of a Loan Party, any Affiliate of any equity holder of a Loan Party, any Loan Party, any holder of Subordinated Debt, any holder of any Debt that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be participated to such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were a Lender).
15.7Register. Administrative Agent shall maintain as a non-fiduciary agent of Borrower, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. This Section and Section 15.6.2 shall be construed so that the Loans are at all times maintained in “registered form” for the purposes of the Code and any related regulations (and any successor provisions).
15.8GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
15.9Confidentiality. As required by federal law and Administrative Agent’s policies and practices, Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) so long as the recipient has agreed to comply with the covenant contained in this Section 15.9, to (i) any assignee or participant or potential assignee or participant (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above), (ii) any direct, indirect, actual or prospective counterparty (or its advisors) to any swap, derivative, or securitization transaction relating to the Borrower and its obligations, or (iii) any credit insurance provider relating to the Borrower and its obligations; (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of Administrative Agent, the Issuing Lenders or any Lender who may provide Bank Products to the Loan Parties; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential; or (i) that ceases to be confidential through no fault of Administrative Agent or any Lender. Notwithstanding the foregoing, Borrower consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided, however, the amount of the loan facilities under this Agreement will not be included in any such tombstone or similar advertising without the prior written consent of the Borrower. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.
15.10Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
15.11Nature of Remedies. All Obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
15.12Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.
15.13Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission (including by email) shall constitute effective delivery thereof. Electronic records (including pdf) of executed Loan Documents maintained by the Administrative Agent and Lenders shall be deemed to be originals.
15.14Successors and Assigns. This Agreement shall be binding upon Borrower, the other Loan Parties, the Lenders and Administrative Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the other Loan Parties, the Lenders and Administrative Agent and the successors and assigns of the Lenders and Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.
15.15Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
15.16Customer Identification - USA Patriot Act Notice. Each Lender subject to the Patriot Act and CIBC US (for itself and not on behalf of any other party) hereby notify the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or CIBC US, as applicable, to identify the Loan Parties in accordance with the Patriot Act.
15.17INDEMNIFICATION BY LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING REASONABLE ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OR SALE OF CAPITAL SECURITIES (INCLUDING THE

RELATED TRANSACTIONS), PURCHASE OR SALE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
15.18Nonliability of Lenders. The relationship between Borrower, on the one hand, and the Lenders and Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees that neither Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION

TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
15.19Cashless Settlements. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, the Administrative Agent and such Lender.
15.20FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
15.21WAIVER OF JURY TRIAL. EACH LOAN PARTY, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED

OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
15.22Commodity Exchange Act. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall be deemed to be a guarantor of another Loan Party’s Swap Obligations owing to any Lender if such Loan Party is not an “eligible contract participant” as defined in §1(a)(18) of the Commodity Exchange Act and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC (collectively, and as now or hereafter in effect, the “ECP Rules”) to the extent that the providing of such guaranty by such Loan Party would violate the ECP Rules or any other applicable law or regulation.
[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
BORROWER AND LOAN PARTY:
IEA ENERGY SERVICES LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Treasurer

LOAN PARTIES AND GUARANTORS:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO/Treasurer/EVP

IEA INTERMEDIATE HOLDCO, LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO/Treasurer

ROCKFORD BLACKTOP CONSTRUCTION, LLC, an Illinois limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

[Signature Page to Credit Agreement]

WILLIAM CHARLES CONSTRUCTION COMPANY, LLC, an Illinois limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

WILLIAM CHARLES ELECTRIC, LLC, an Illinois limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

WILLIAM CHARLES, INC., a Nevada corporation

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President

RAGNAR BENSON, LLC, an Illinois limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

IEA HOLDCO 2, LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO/Treasurer

BIANCHI ELECTRIC, LLC, a Delaware limited liability company

[Signature Page to Credit Agreement]

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

IEA HOLDCO 1, LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

AMERICAN CIVIL CONSTRUCTORS WEST COAST LLC, a California limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

CONSOLIDATED CONSTRUCTION SOLUTIONS I LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President/Treasurer

CONSOLIDATED CONSTRUCTION SOLUTIONS II LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President/Treasurer

SAIIA HOLDINGS LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President/Treasurer
[Signature Page to Credit Agreement]

SAIIA CONSTRUCTION COMPANY LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President/Treasurer

IEA MANAGEMENT SERVICES, INC., a Delaware corporation

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO/Treasurer

MEADOW VALLEY PARENT CORP., a Delaware corporation

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President/Treasurer

MEADOW VALLEY CORPORATION, a Nevada corporation

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President

AMERICAN CIVIL CONSTRUCTORS LLC, a Colorado limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

IEA EQUIPMENT MANAGEMENT, LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: Vice President/CFO
[Signature Page to Credit Agreement]

WHITE CONSTRUCTION, LLC, an Indiana limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

WHITE CONSTRUCTION ENERGY SERVICES, LLC, a Delaware limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

IEA CONSTRUCTORS, LLC, a Wisconsin limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

IEA ENGINEERING LLC, a Michigan limited liability company

By: /s/ Alan Downes
Name: Alan Downes
Title: President/Treasurer/Secretary

IEA ENGINEERING NORTH CAROLINA, LLC, a North Carolina limited liability company

By: /s/ Peter Moerbeek
Name: Peter Moerbeek
Title: CFO

[Signature Page to Credit Agreement]

The parties hereto have caused this Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

ADMINISTRATIVE AGENT:

CIBC BANK USA, as Administrative Agent, Joint Lead Arranger, Issuing Lender, Swing Line Lender and a Lender

By: /s/ John M. O'Connell
John M. O’Connell
Managing Director

[Signature Page to Credit Agreement]

The parties hereto have caused this Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
OTHER LENDERS:

BMO HARRIS BANK, N.A., as Syndication Agent, Joint Lead Arranger and a Lender

By: /s/ Matt Gerber
Name: Matt Gerber
Title: Managing Director

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Documentation Agent, Joint Lead Arranger and a Lender

By: /s/ Brett Hughes
Name: Brett Hughes
Title: Vice President

TRUIST BANK, as a Lender

By: /s/ David Dutton
Name: David Dutton
Title: Director

[Signature Page to Credit Agreement]